UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☒	Definitive Proxy Statement
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☐	Soliciting Material under Rule 14a-12

Trimble Inc.
(Name of registrant as specified in its charter)

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Transforming the Way the World Works

2025
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Trimble – Transforming the Way the World Works
Trimble is transforming the way people move, build and live. Core technologies in positioning, modeling and data analytics connect the digital and physical worlds to improve our customers’ productivity, quality, safety, transparency and sustainability.

TRIMBLE INC.
Notice of Annual Meeting of Stockholders

When:	Where:	Who Can Vote:
Tuesday, June 17, 2025	Virtually via the internet at	Stockholders of record at the close of business on:
5:00 p.m. Mountain time	www.virtualshareholdermeeting.com/TRMB2025
Online check-in: 4:45 p.m. Mountain time		April 21, 2025
Items of Business and Board Voting Recommendations

1	Election of directors	FOR each of the nominees
2	Advisory vote to approve executive compensation (“Say on Pay”)	FOR
3	Ratification of appointment of independent registered public accounting firm	FOR
Your Vote is Important
All stockholders are cordially invited to attend the annual meeting via the internet. Instructions on how to participate in the meeting are posted at the internet link shown above. However, to ensure your representation at the meeting, you are urged to vote in advance of the meeting via the internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy.
Thank you for being a stockholder of Trimble.
For the Board of Directors,
Börje Ekholm, Chairperson of the Board
April 30, 2025

TRIMBLE INC.
Proxy Statement
for the 2025 Annual Meeting of Stockholders

Table of Contents

Introduction		Executive Compensation
Information Regarding the Meeting	1		Named Executive Officers	24
Executive Overview	2	Proposals	Compensation Discussion and Analysis	25
Our Business	2		Introduction	25
Company Performance Highlights	2		Overview of Executive Compensation	28
Sustainability	5		Details of 2024 Executive Compensation	34
Executive Compensation Philosophy, Policies and Practices	9		Other Executive Compensation Matters	41
			Compensation Committee Report	44
Corporate Governance	7		Executive Compensation Tables	45
Corporate Governance Highlights	7		Post-Employment Compensation	51
Stockholder Communications with the Board	9		CEO Pay Ratio	55
Stockholder Engagement	9		Pay versus Performance	56
Director Independence	9
Certain Relationships and Related Transactions	10	Proposals
			Item 1. Election of Directors	59
Board Matters			Item 2. Advisory Vote to Approve Executive Compensation	60
Board and Committee Structure	11
Board Leadership Structure; Oversight and Risk Management	11		Item 3. Ratification of Appointment of Independent Registered Public Accounting Firm	61

Board Meetings and Attendance	11
Committee Membership	12	Other Information
Audit Committee	12		Information Regarding Previous Independent Registered Public Accounting Firm	62
People & Compensation Committee	13
Nominating and Corporate Governance Committee	14		Audit Committee Report	63
			Security Ownership	64
Directors	16		Section 16(a) Reports	66
Nominees for Election	16		Equity Compensation Plan Information	66
Non-Employee Director Compensation	22		General Information	67
Non-Employee Director Stock Ownership Guidelines	23		Information Concerning Solicitation and Voting	67
			Internet Availability of Proxy Materials	68
			Deadline for Receipt of Stockholder Proposals	68
			Additional Information	69

			Appendix A: Reconciliation of GAAP to Non‑GAAP Financial Measures	A-1

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INFORMATION REGARDING THE MEETING
The enclosed proxy is solicited on behalf of the board of directors (the “Board of Directors” or “Board”) of Trimble Inc., a Delaware corporation (“Trimble” or the “Company”), for use at the Company’s annual meeting of stockholders (the “Annual Meeting”), to be held live via the internet, on June 17, 2025, at 5:00 p.m. Mountain time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The record date for the Annual Meeting is April 21, 2025 (the “Record Date”). This proxy statement and the form of proxy card were first sent or made available to stockholders on approximately April 30, 2025.
The proxy materials for the Annual Meeting, which include this notice of annual meeting and proxy statement and our annual report to stockholders, have been made available to our stockholders in a number of ways:
•If you requested electronic delivery, an email was sent to you containing voting instructions and links to access the proxy materials on the internet, which are also available at investor.trimble.com/annuals-and-proxies.
•If you requested full printed materials, a paper copy of our proxy materials was mailed to you, along with a proxy card.
•In all other cases, a notice of internet availability of proxy materials (“Notice of Internet Availability”) was mailed to you, containing instructions on how to vote and how to access the proxy materials, along with instructions on how to receive a paper copy of our proxy materials if you prefer.
You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2025. Our Board annually considers the appropriate format of our annual meeting. In 2025, we will only be hosting the Annual Meeting via live webcast on the internet. Hosting the Annual Meeting via the internet provides expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting also enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and provides us an opportunity to give thoughtful responses. In addition, we intend the virtual meeting format to provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders.
Our virtual Annual Meeting allows stockholders to submit questions and comments during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct, which will be posted on the virtual meeting web portal. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
The Annual Meeting webcast will begin promptly at 5:00 p.m. Mountain time. We encourage you to access the meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 4:45 p.m. Mountain time, and you should allow ample time for the check-in procedures.
The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/TRMB2025.
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EXECUTIVE OVERVIEW
This overview highlights information about the Company, including certain information contained elsewhere in this proxy statement, but does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s performance in fiscal year 2024 (“fiscal 2024” or “2024”), please review our Annual Report on Form 10-K for the year ended January 3, 2025.
Our Business
Trimble is transforming the ways people move, build and live. Core technologies in positioning, modeling and data analytics connect the digital and physical worlds to improve our customers' productivity, quality, safety, transparency and sustainability.
Company Performance Highlights
Fiscal 2024
2024 was a transformative year for Trimble. We simplified and focused the Company through portfolio moves and re-segmentation. We also delivered for our customers while strengthening the Company, as evidenced by record levels of software as a percent of total revenue, and record levels of annualized recurring revenue (“ARR”), gross margin and profitability.
Our Connect & Scale strategy connects digital and physical workflows across targeted industry segments and creates scale across Trimble through shared technology platforms. In 2024, we continued to advance this strategy, investing in people, process, and technology. We divested a number of businesses that are not core to our Connect & Scale strategy and we acquired companies that will accelerate our Connect & Scale strategy. We also continued to develop the competitive strengths of our core businesses and their platform solutions in line with our Connect & Scale strategy.
Progress on the execution of our Connect & Scale strategy is reflected in our financial results for 2024:
•We recorded revenue of $3.68 billion, down 3% overall due to divestitures, but up 5% on an organic basis.
•We continued to experience a shift toward a more significant mix of recurring revenue, with ARR reaching $2.26 billion in the fourth quarter of the year, up 14% year over year, both overall and organically. This shift toward recurring revenue has positively impacted our revenue mix, growth, and profitability over time and is leading to improved visibility in our businesses.
•GAAP gross margin rose from 61.4% to 65.1% and non-GAAP gross margin rose from 64.7% to 68.2%.
•Our operating income for the year was $461 million on a GAAP basis, representing 12.5% of revenue, and $937 million on a non-GAAP basis, representing 25.4% of revenue. Our adjusted EBITDA for the year was $1.0 billion, representing 27.2% of revenue.
•We finished the year with software, services, and recurring revenue representing 76% of total Company revenue.
•We repurchased $175 million of common stock.
Organic revenue growth, non-GAAP gross margin, and adjusted EBITDA are non-GAAP financial measures. Please see Appendix A to this proxy statement for definitions of these measures and a reconciliation of GAAP to non‑GAAP financial measures. In addition to providing non-GAAP financial measures, we disclose ARR, a performance metric that is also defined in Appendix A, to give investors a supplementary indicator of the value of our current recurring revenue contracts.
Other highlights for the year include:
•We closed on the joint venture with AGCO, in which we contributed most of our precision agriculture business to a newly formed joint venture, of which we retain a 15% ownership stake.
•We entered into a definitive agreement with Platform Science (completed in early 2025), under which we sold our mobility business but obtained ownership, or rights to acquire, 32.5% of Platform Science’s expanded business.
•We announced new reporting segments, which better align with how management manages, and how investors evaluate, our business.
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•We held our annual Dimensions user conference, which focuses on the engineering and construction industry; our Insight tech conference, “where technology meets the road”; and our Transporeon Summit, which brings together the key players in freight management and movement; with more than 8,500 registered attendees at these events.
Financial highlights for 2024 included:

	2024	Change vs. 2023	Notes
Total revenue	$3.68 billion	▼ 3%	Organic growth ▲ 5%
Software, services and recurring revenue	76% of total revenue	▲ vs. 67% in prior year
Annualized recurring revenue	$2.26 billion for the fourth quarter	▲ 14% compared to fourth quarter of prior year	Organic growth ▲ 14% compared to fourth quarter of prior year
Operating income	$461 million GAAP	▲ 3%	12.5% as a % of revenue vs. 11.8% in prior year
	$937 million non-GAAP	flat	25.4% as a % of revenue vs. 24.6% in prior year
Adjusted EBITDA	$1.0 billion	▼ 1%	27.2% as a % of revenue vs. 26.6% in prior year
Net income	$1.50 billion GAAP	▲ 383%	40.8% as a % of revenue vs. 8.2% in prior year
	$704 million non-GAAP	▲ 6%	19.1% as a % of revenue vs.17.5% in prior year
Diluted net income per share	$6.09 GAAP	▲ vs. $1.25 in prior year
	$2.85 non-GAAP	▲ vs. $2.66 in prior year
Operating cash flow	$531 million	▼ vs. $597 million in prior year
Repurchase of common stock	$175 million		$100 million in prior year
See Appendix A to this proxy statement for a reconciliation of GAAP to non-GAAP financial measures, including operating income, net income, diluted net income per share, adjusted EBITDA, and organic revenue growth, along with a definition of annualized recurring revenue.
Long-term performance
Since 2019, Trimble’s revenue, annualized recurring revenue, GAAP operating income, and adjusted EBITDA have grown at compound annual growth rates of 2%, 14%, 4%, and 6%, respectively, illustrating the Company’s long-term growth trajectory over time.
Also, as shown in the graph below, Trimble's cumulative total return has outperformed the S&P 500 over the 20‑year time horizon.
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Long-term growth strategy
Our growth strategy is centered on multiple elements:
•Execute on our Connect & Scale strategy. We continue to focus on executing our multi-year platform strategy. This strategy contains two elements.
◦The first element, Connect, is about connecting more customer workflows, industry lifecycles, and solution offerings so that we can continue to transform the way our customers work. This includes integrating more of our customers’ data through cloud offerings, making more of our solutions available on a subscription basis, and incorporating AI capabilities. For example, our flagship design and construction platform solution, Trimble Connect, enables entire project teams to collaborate in real-time between the office and the field to make efficient decisions around the same data-rich design model enhanced by our cloud capabilities.
◦The second element, Scale, is about investing in the people, processes, and technologies that are necessary to streamline and standardize our internal processes, providing a seamless experience for our customers as they engage with our connected solutions, and enabling us to continue to grow our business efficiently and effectively for many years into the future.
•Deliver customer outcomes that can enable productivity, quality, safety, transparency, and environmental sustainability. Across our business segments, our technological solutions deliver customer value through digital transformation, replacing legacy methods to improve productivity, first-time quality, worker safety, operational transparency, and sustainability. Our construction and transportation management systems enable customers to optimize their business operations while gaining better operational insight and transparency to facilitate more informed decision-making. Our online, multi-sided marketplace solutions provide better real-time insight into market pricing and availability, while the deployment of AI across our solutions increases customer productivity through task and process automation. Our field solutions automate tasks and improve first-time quality, while improving operator safety, and the connection of data flows and workflows between field and office and across stakeholders facilitates operational efficiency and transparency. By delivering productivity and efficiency gains, avoiding rework, and enabling more sustainable designs, Trimble solutions also deliver sustainability advantages for our customers, reducing the use of fuels and other inputs, which delivers both reduced cost and lower carbon emissions.
•Focus on software and services. Software and services targeted for the needs of vertical end markets are fundamental elements of our solutions and are core to our growth strategy. Our software is connecting stakeholders across the industry lifecycle continuums of our served industries. Together, our software and services solutions integrate and optimize additional workflows for our customers, with increasing use of AI, thereby improving their work productivity, and in the case of subscription, maintenance, and support services, also provide us with enhanced business visibility over time. Professional services constitute an additional customer offering that helps our customers integrate and optimize the use of our offerings in their environment.
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•Address attractive markets with significant growth and profitability potential. We focus on large markets historically underserved by technology that offer significant potential for long-term revenue growth, profitability, and market leadership. Our core industries, such as construction and transportation, are each multitrillion-dollar global industries that operate in demanding environments with technology adoption in the early phases relative to other industries. With the growth in mobile and cloud computing capabilities, the increasing technological know-how of end users, and compelling return on investment, we believe many of our markets continue to be attractive for substituting Trimble’s technology and solutions in place of traditional operating methods.
•Capitalize on domain knowledge and technological innovation that benefit a diverse customer base. We have over time redefined our technological focus from hardware-driven point solutions to integrated work process solutions to industry ecosystems by developing domain expertise and heavily reinvesting in research and development (“R&D”) and acquisitions. We currently have over 1,000 unique patents reflective of our technology portfolio and deep domain knowledge to deliver specific, targeted solutions quickly and cost-effectively to each of the vertical markets we serve. Our patent portfolio is continuously updated with new patent grants that emerge from our investments in R&D. We look for opportunities where the opportunity for technological change is high and that have a requirement for the integration of multiple technologies into complete vertical solutions.
•Drive geographic expansion with a localization strategy. We view international expansion as an important element of our strategy, and we continue to position ourselves in geographic markets that will serve as important sources of future growth. Products are sold in more than 170 countries through dealers, joint ventures, original equipment manufacturers (“OEMs”), and other channels throughout the world, as well as direct sales to end users. Sales are supported by our own offices located in over 40 countries around the world.
•Optimize go-to-market strategies to best access our markets. We utilize vertically focused go-to-market strategies that leverage domain expertise to best serve the needs of individual markets both domestically and abroad. These go-to-market capabilities include: independent dealers; joint ventures, including with Caterpillar, AGCO, and Nikon; OEM arrangements; distribution alliances with key partners; and direct sales to end users. This combination of channels provides us with broad market reach and localization capabilities to effectively serve our markets.
•Pursue strategic and targeted acquisitions, divestitures, joint ventures, and investments. Organic growth continues to be our primary focus, while acquisitions serve to enhance our market position. We acquire businesses that bring domain expertise, geographic presence, technology, products, and distribution capabilities that augment our portfolio and allow us to penetrate existing markets more effectively, or to establish a market beachhead. Our success in targeting and effectively integrating acquisitions is an important aspect of our growth strategy.
Sustainability
We value sustainability, and we are taking action to harness our potential to address global challenges. Inspired by our mission of “Transforming the Way the World Works,” and fueled by the dedication of our employees, we are working to build momentum and strive for continual improvement and measurable progress in shaping a sustainable future. We believe our efforts will strengthen our company, making it more resilient and better equipped to address our most urgent environmental and social challenges, while creating even greater benefits for the customers and stakeholders we serve.
The Board ultimately oversees our sustainability strategy, although each standing committee of the Board addresses various sustainability matters and the charter of the Nominating and Corporate Governance Committee includes oversight regarding the Company’s strategies, programs, initiatives and policies for sustainability and corporate governance. In fulfilling this role, the Nominating and Corporate Governance Committee engages with management on such matters, and develops and recommends to the Board corporate governance principles applicable to the Company and oversees the implementation of these principles.
Sustainability is deeply integrated into our business strategy, threaded throughout our products and solutions and our people and culture. It’s what guides our innovations and investments. It’s what drives us to build resilience for our company and our customers, to foster our people and culture, and to lead with integrity in all that we do.
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Building Resilience •Enable customers to adapt, grow and thrive in the face of change •Driving decarbonization in our own operations and supply chain	People and Culture •Guided by our values of Belong, Grow, and Innovate •Activated by our leadership capabilities of Inspire, Engage and Achieve	Leading with Integrity •Corporate and Sustainability Governance •Ethical Business Practices •Privacy and Cybersecurity
Building Resilience. We build resilience for our customers, our company, and our supply chain. Our technologies in positioning, modeling, and data analytics help our customers take meaningful, precise action, including for sustainability challenges. By connecting the physical and digital worlds, our solutions provide the information to make the right decisions at the right time. We are working throughout our value chain, with suppliers and customers, as well as within our own operations, toward a more sustainable future.
People and Culture. Guided by our values of Belong, Grow, and Innovate, our community of talented and innovative employees creates opportunities for our customers and community members to thrive. Our focus on our values enables our employees to do their best work and empowers them to better solve complex problems for our customers and the communities that we serve.
Leading with Integrity. We are dedicated to leadership principles that ensure excellence in all we do. Through transparency, good governance, and a deep commitment to sustainability and ethics, we continue operating from a strong foundation of integrity now and in the future.
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CORPORATE GOVERNANCE
Corporate Governance Highlights
Corporate Governance Framework
Our Board recognizes that Trimble’s success over the long term requires a strong corporate governance framework. Below are highlights of our corporate governance framework:
•We actively engage our stockholders for feedback.
•We adopted an amendment to our bylaws in December 2023 to adopt a majority voting standard for the election of directors, rather than a plurality voting standard (although contested elections will continue to be governed by plurality voting).
•In the amendment to our bylaws, we added a provision giving stockholders a proxy access right.
•We have no supermajority voting requirements.
•Our Board of Directors has an independent chairperson.
•We focus on Board refreshment and strive for a broad mix of skills and perspectives. More than half of our directors have less than five years of current tenure and a third of our directors are female and/or ethnically diverse.
•We have stock ownership guidelines for our non-employee directors, and a stock ownership policy applicable to our executive officers, including our CEO.
•We have established a succession planning process and we actively plan for executive succession on an ongoing basis.
•We have no single-trigger full vesting arrangements upon a change in control, and no excise tax gross‑up.
•The Board of Directors has overall responsibility for the oversight of risk management for the Company.
•The Board of Directors oversees cybersecurity risk at the Company, with the Audit Committee receiving regular updates on cybersecurity risk management.
•Oversight of the Company's financial matters and related risks lies with the Audit Committee.
•In setting compensation, our People & Compensation Committee considers the risks to our stockholders and the Company as a whole.
•The Company's corporate governance principles are overseen by the Nominating and Corporate Governance Committee and set forth in our publicly available Corporate Governance Guidelines.
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Board Composition and Skills
We believe that our directors are highly qualified and well suited to providing effective oversight of our continuously evolving business, and that they provide our Board with a balance of critical skills and an effective mix of experience and expertise, as summarized below.

Skills & Attributes		Number of Directors

Leadership	Demonstrated understanding of essential leadership qualities; ability to develop leadership potential in others and effectively implement transformational change within organizations					10
Innovation	Experience with innovative technologies and their development and deployment; understanding of relevant technological trends and their disruptive potential				9
Domain Expertise	Understanding of the industries we serve, including market dynamics, customer workflows, and developing trends	5
Global Business	Experience with international dynamics and complexity, multinational operations, and the development of international relationships and opportunities			8
Go To Market	Understanding how to optimally bundle, launch, market and distribute new solutions to deliver compelling value to customers		6
Financial Expertise	Knowledge of financial accounting and reporting, financial markets, and finance operations and management, including capital deployment		6
Strategic Transactions	Familiarity with driving business transformation through M&A, strategic alliances, investments, and significant commercial partnerships		6
Sustainability	Experience with sustainability and corporate governance initiatives, including long-term sustainability and value creation, and public company governance oversight				9

Our Board strives to maintain a broad mix of skills, experience, and perspectives. Our Directors have a range of tenures on the Board, as shown in the chart below, with an average tenure of 7.4 years.
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Executive Compensation Philosophy, Policies and Practices
Our executive compensation philosophy is based on our continuing objective of attracting and retaining exceptional people and fostering and supporting a pay-for-performance culture. We have designed our executive compensation program to closely align with the interests of our stockholders. A substantial portion of executive compensation is “at risk” based on our performance, with a significant weight toward long-term equity awards tied closely to stockholder returns and long-term objectives. Our executives are required to hold a minimum ownership level of our common stock and are prohibited from engaging in hedging or pledging activities with our common stock. Our compensation programs are designed to promote performance without incentivizing our executives to take excessive risk, and executive compensation is subject to a “clawback” policy, which allows for the recovery of certain compensation in the event of a material restatement of our financial results or certain misconduct by an executive officer.
As discussed in detail under “Compensation Discussion and Analysis” later in this proxy statement, we provide very limited executive-only benefits, with no special pension arrangements or retirement plans (although we do have an Age & Service Equity Vesting Program, as described under “Post-Employment Compensation” later in this proxy statement). We provide no significant perquisites or other personal benefits for our executive officers, other than an annual executive physical exam, and no tax reimbursements or “gross up” payments, other than related to standard relocation benefits.
Stockholder Communications with the Board
The Board has established a process to receive communications from stockholders. Stockholders of the Company may communicate with one or more of the Company’s directors (including any committee of the Board) by mail in care of Board of Directors, Trimble Inc., 10368 Westmoor Dr, Westminster, CO 80021. Such communications should specify the intended recipient or recipients. The Corporate Secretary periodically will forward such communications or provide a summary to the Board or the relevant members of the Board.
Stockholder Engagement
Our Board values the opinions of our stockholders and carefully considers feedback received with regard to our governance practices, executive compensation program, and management of key sustainability and corporate governance topics. Over the past several years, our management team has engaged with stockholders to better understand their views regarding our approach to executive compensation. In recent years, we have made changes to our executive compensation program in response to this input and based upon our ongoing review of best practices. These changes have included:
•Adopting a clawback policy, and updating the policy in 2023 to align with new rules regarding mandatory recovery of erroneously awarded compensation in the event of an accounting restatement, along with discretionary recovery of certain compensation in the event of misconduct leading to the need for an accounting restatement
•Eliminating single-trigger full vesting in connection with a change in control
•Increasing the stock ownership guidelines for the members of our Board and our executive officers
At our 2024 annual meeting of stockholders, we conducted our annual non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 92.9% of the votes cast in favor of the proposal. As part of our ongoing investor engagement, our Investor Relations team and Chief Financial Officer engaged with stockholders to discuss topics of interest to them and to proactively provide key updates to them. The feedback gathered during these conversations helped inform the Board's thinking, in particular about compensation, governance and disclosure. We value the opinions of our stockholders and will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
Director Independence
As a result of its annual review and based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that each of the directors besides Mr. Painter is independent under applicable Nasdaq rules. In
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making this determination, the Board considered the current and prior relationships that each non-employee director, and any of his or her family members, has with the Company, our senior management and our independent registered public accounting firm, and all other facts and circumstances deemed relevant in determining their independence.
Certain Relationships and Related Transactions
The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers and their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal team is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for subsequently determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under rules of the Securities and Exchange Commission (the “SEC”), any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.
In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy. This policy applies to all of the Company’s employees, directors and officers and is available on the Company’s website at investor.trimble.com/governance. Pursuant to the policy, all employees must seek a waiver or approval from the Company’s Compliance Officer for all actual or apparent conflicts of interests. Waivers affecting the Company’s officers or members of the Board must be approved by the Board. The Company’s officers must report any violations of the policy to the Company’s Compliance Officer or the chairperson of the Board. The Company’s Compliance Officer is the Company’s general counsel; or in the general counsel’s absence, the chairperson of the Audit Committee; or such other person as the Board may designate.
In determining whether to approve or ratify a related party transaction, the Company’s Compliance Officer may consider all relevant facts and circumstances, including the following factors:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;
•the importance of the transaction to the related person and to the Company;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and
•any other matters that the Audit Committee or other committee, as applicable, deems appropriate.
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BOARD AND COMMITTEE STRUCTURE
Board Leadership Structure; Oversight and Risk Management
The Company separates the positions of chief executive officer and chairperson of the Board, which allows our CEO to focus on our day-to-day business, while allowing the chairperson to lead the Board in its fundamental role of providing independent advice to, and oversight of, management.
The chairperson of the Board is responsible for presiding and setting the agenda at full sessions of the Board, in consultation with our CEO, and recommending committee assignments to the Nominating and Corporate Governance Committee. The chairperson also presides at executive sessions of the Board, in addition to coordinating the activities of the independent directors and committee chairpersons and facilitating communications between the other members of the Board.
The role of chairperson is currently filled by Mr. Ekholm. In connection with Mr. Ekholm’s appointment as chairperson, the Board considered Mr. Ekholm’s demonstrated leadership during his tenure as a member of the Board and its committees. The Board believes that Mr. Ekholm’s ability to act as a strong chairperson will provide balance in the Company’s leadership structure and help ensure a strong, independent and active Board.
The Board has overall responsibility for the oversight of risk management for the Company, and it exercises this oversight through committees and regular engagement with the Company's senior management. The Audit Committee has oversight of the Company's financial matters, internal controls, financial reporting, and internal investigations relating to financial misconduct. The Audit Committee also reviews cybersecurity risk exposure and mitigation, and receives regular updates on cybersecurity risk management as well as timely notice of any material developments through escalation processes. The People & Compensation Committee has oversight of our compensation policies and practices and also reviews human capital management activities. Our Nominating and Corporate Governance Committee is responsible for the independence and qualification of our Board members and the Company's corporate governance principles, and also has oversight with respect to the Company’s strategies, programs, initiatives and policies for sustainability matters. The committees report their activities back to the Board. In addition, members of the Company's senior management attend meetings of the Board to discuss strategic planning and risks and opportunities for the Company's business areas, in addition to answering any questions that the Board may raise.
The Board ultimately oversees our sustainability strategy, although each standing committee of the Board addresses various sustainability matters and the charter of the Nominating and Corporate Governance Committee includes oversight regarding the Company’s strategies, programs, initiatives and policies for sustainability and corporate governance.
Board Meetings and Attendance
The Board held 6 meetings during 2024. No director attended fewer than 75% of the aggregate of all the meetings of the Board and the meetings of the committees upon which he or she served in 2024 (during the periods in which such director served in each such capacity). It is the Company’s policy to encourage directors to attend the Company’s annual meetings of stockholders. All of the current members of the Board who were directors at the time of the 2024 annual meeting of stockholders attended the meeting.
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Committee Membership
The composition of the committees of the Board is as set forth below.

	Audit Committee	People & Compensation Committee	Nominating and Corporate Governance Committee
James C. Dalton
Börje Ekholm
Kaigham (Ken) Gabriel
Meaghan Lloyd
Ronald S. Nersesian
Mark S. Peek
Kara Sprague
Thomas Sweet
Johan Wibergh
= chair = member
Audit Committee
The Board has a separately-designated, standing Audit Committee (“Audit Committee”), established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The current members of the Audit Committee are directors Gabriel, Peek, Sprague, and Sweet. Director Peek currently serves as the committee chair. The Audit Committee held 8 meetings during 2024.
The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at investor.trimble.com/governance. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate the independent registered public accounting firm, and to provide such additional information as the Audit Committee may deem necessary to make the Board aware of significant financial matters which require the Board's attention. The Audit Committee also reviews cybersecurity risk exposure and mitigation; receives regular updates from the Company’s senior management on cybersecurity risk management; and, through escalation processes, receives timely notices of any material developments.
All Audit Committee members are independent directors as defined by applicable Nasdaq rules and listing standards. All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board has determined that each of directors Peek and Sweet is a “financial expert” (as defined in SEC rules). Mr. Peek has an extensive accounting and financial management background, which includes holding positions as chief financial officer and chief accounting officer with several leading publicly-traded technology companies, and almost two decades of experience with Deloitte. Mr. Sweet has deep expertise in finance and accounting, including from serving as the CFO of Dell Technologies, from serving in leadership roles in finance and accounting at other companies, and from more than a decade of experience at Price Waterhouse.
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People & Compensation Committee
The Board has a standing People & Compensation Committee (“People & Compensation Committee”), comprised of directors Ekholm, Lloyd, Nersesian, and Wibergh. Director Wibergh currently serves as the committee chair. The People & Compensation Committee held 5 meetings during 2024.
The People & Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at investor.trimble.com/governance. The purpose of the People & Compensation Committee is to make decisions with respect to all forms of compensation to be paid or provided to the Company’s executive officers, in consultation with the full Board where appropriate. In 2022, the oversight role of the People & Compensation Committee was expanded to include human capital management, with a refreshed charter that extended the purview of the committee to Trimble’s culture, engagement, talent management and development, talent acquisition and retention, employee safety, and people and culture initiatives. In recognition of this change, the committee was renamed from the Compensation Committee to the “People & Compensation Committee.”
All People & Compensation Committee members are independent as defined by applicable Nasdaq rules and listing standards. The People & Compensation Committee retains its own independent advisor to assist in committee matters and has the authority to hire and terminate this advisor at its discretion.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or on the People & Compensation Committee.
Risk Assessment
In setting compensation, our People & Compensation Committee considers the risks to our stockholders, and the Company as a whole, arising out of our compensation programs. The Company’s management team has assessed the risk profile of our compensation programs. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, cash incentive plans and equity plans. The management team provided its findings to the People & Compensation Committee for review and consideration. Following this ongoing assessment, and after consultation with its independent advisor, the People & Compensation Committee concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company. For example:
Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance and that focus on varying performance metrics, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.
Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives: Under the Company’s cash incentive plans, payments are subject to the satisfaction of specific performance targets established by the People & Compensation Committee. These performance targets are directly and specifically tied to financial performance metrics for the Company and/or divisions for the applicable fiscal year, as well as, in certain cases, individual performance against pre-defined objectives. Payments are made based on actual achievement of the performance goals.
Use of Long-Term Incentive Compensation: Equity-based long-term incentive compensation that vests over a period of years is a key component of total compensation of our executives. This vesting period encourages our executives to focus on sustaining the Company’s long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term. In addition, a significant portion of equity awards granted to our executives includes performance-based vesting. These awards, for which vesting is typically based upon either the achievement of specific financial objectives by the Company or upon our total shareholder return relative to the component stocks of the S&P 500 Index, further align the compensation of our executives with the long-term interests of our stockholders.
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Internal Processes Further Limit Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, payroll programs and financial results upon which incentive compensation payments are based are subject to regular review and audit, and our human resources executives meet periodically with our internal audit personnel to review various controls in place with respect to our compensation programs, including for our executives. In addition, the People & Compensation Committee engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.
Nominating and Corporate Governance Committee
The Board has a standing Nominating and Corporate Governance Committee (“Nominating and Governance Committee”), comprised of directors Dalton, Lloyd and Peek. Director Lloyd serves as committee chair. The Nominating and Governance Committee met 4 times during 2024.
The Nominating and Governance Committee is governed by a charter that is posted on the Company’s website at investor.trimble.com/governance. The purpose of the Nominating and Governance Committee is to recommend to the Board individuals qualified to serve on the Board and its committees, and to advise the Board with respect to composition, procedures and committees. Additionally, the Nominating and Governance Committee oversees the Company’s strategies, programs, initiatives and policies for sustainability matters, engages with management on such matters, and develops and recommends to the Board corporate governance principles applicable to the Company and oversees the implementation of these principles.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate be considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and the recommendation must include the following information and otherwise comply with Section 6 of Article II of our Bylaws:
•The name of the stockholder and evidence of the stockholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership, and information regarding all shares of stock of the Company owned by such stockholder's affiliates or associates;
•The stockholder's representation that he or she intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;
•The name, age, business address and residence address of the candidate;
•The principal occupation or employment of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and information regarding all shares of stock of the Company that are owned by the candidate or his or her affiliates or associates;
•The candidate's written representation and agreement that, if elected as a director of the Company, such person has not given any commitment or assurance to any person or entity as to how such person would act or vote on any issue or question and will not enter into any undisclosed agreement with any person or entity other than the Company with respect to any director or indirect compensation in connection with service or action as a director of the Company;
•The candidate’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board; and
•An undertaking by both the nominating stockholder and the candidate to promptly furnish such other information as the Company may reasonably request.
The stockholder recommendation and information described above must be sent to the Nominating and Corporate Governance Committee's Chair in care of the Corporate Secretary at Trimble Inc., 10368 Westmoor Dr, Westminster, CO 80021 and must be received by the Corporate Secretary not earlier than February 17, 2026 and not later than March 19, 2026, except if the annual meeting for 2026 is called for a date earlier than May 18, 2026 or later than July 17, 2026, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2026 is mailed or the date the Company announces the date of the annual meeting for 2026, whichever occurs first.
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The Company’s bylaws also allow eligible stockholders to nominate a candidate for election as a director in accordance with the “proxy access” provisions of the bylaws, which permit a nominating group of up to 20 stockholders owning 3% or more of our common stock continuously for at least three years to nominate director candidates constituting up to the greater of (i) 20% of the number of directors in office on December 31, 2025 or (ii) two directors; provided that the stockholder (or group) and each nominee satisfy the requirements specified in the Company’s bylaws. Eligible stockholders who wish to nominate a candidate or candidates for inclusion in the proxy statement and form of proxy related to the Company’s 2026 annual meeting of stockholders in accordance with such “proxy access” provisions must send notice to the Company in compliance with the requirements set forth in its bylaws, which must be received by the Company not earlier than December 1, 2025 and not later than December 31, 2025.
The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate possession of such knowledge, experience, skills, expertise, international background, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest, and diversity, so as to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq listing requirement.
The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.
Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairperson or another member of the Nominating and Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating and Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.
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DIRECTORS
Nominees for Election

Name	Age	Principal Occupation	Director Since
James C. Dalton	70	Retired, U.S. Army Corps of Engineers	2020
Börje Ekholm *	62	President and Chief Executive Officer, Ericsson	2020	(1)
Kaigham (Ken) Gabriel	69	Chief Executive Officer, Pitt BioForge	2015
Meaghan Lloyd	50	Chief of Staff and Partner, Gehry Partners, LLP	2016
Ronald S. Nersesian	65	Chair of the Board of Directors, Keysight Technologies	2024	(2)
Robert G. Painter	53	President and Chief Executive Officer of the Company	2020
Mark S. Peek	67	Executive Vice President, Workday	2010
Kara Sprague	44	Chief Executive Officer, HackerOne	2024
Thomas Sweet	65	Former Chief Financial Officer, Dell Technologies	2022
Johan Wibergh	61	Former Chief Technology Officer, Vodafone	2018
*    Chairperson
(1)Mr. Ekholm was reappointed to the Board in 2020, having previously served as a director from 2015 to 2017.
(2)Mr. Nersesian was reappointed to the Board in 2024, having previously served as a director from 2011 to 2021.

James C. Dalton Retired, U.S. Army Corps of Engineers Member of the Nominating and Corporate Governance Committee Other public boards: None
Mr. Dalton served as the Director of Civil Works for the U.S. Army Corps of Engineers (USACE) from August 2016 until January 2020. In this position, he led, managed and directed the policy development, programming, planning, design, construction, contingency operations and emergency response, operation, and maintenance activities of the Army Civil Works Program, a $6 billion annual program of water and related land resources of the United States, and oversaw the work of over 25,000 civilian employees. He also represented the USACE in the United Nations’ Advisory Board High-Level Experts and Leaders Panel on Water and Disasters, and served on several national and international water resources Committees. From May 2007 until August 2016 he was Chief of USACE’s Engineering and Construction (E&C) Division, responsible for policy, program, and technical expertise in the design and construction programs for the U.S. Army, U.S. Air Force, Department of Defense, other Federal agencies, and over 60 foreign nations. He served as the Corps' South Atlantic Division and South Pacific Division Regional Integration Team (RIT) team leader, USACE Climate Change Adaptation Committee Chair, and lead for USACE on Resilience. Mr. Dalton was selected to the Senior Executive Service (SES) of the US Office of Personnel Management in January 2005. Mr. Dalton has held numerous other roles during his career with the U.S. Army Corps of Engineers, which he joined in 1978, including Regional Business Director for USACE’s South Atlantic Division in Atlanta, Georgia, Director of Business Management for the Gulf Region Division in Baghdad, Iraq, project manager for the Bosnia project to support Operation Joint Guard, and various engineer roles in Saudi Arabia as part of the Saudi Arabia construction program. Mr. Dalton received his B.S. in Architectural Engineering from North Carolina Agricultural & Technical State University and holds an M.S. in Civil Engineering from North Carolina State University.
Qualifications: Mr. Dalton is qualified to serve as director of the Company because of his deep domain expertise in large-scale construction environments and his extensive experience in managing complex organizations as a result of his senior leadership positions within the USACE. Mr. Dalton’s background in overseeing complex, multibillion-dollar civil construction projects and managing personnel throughout the world, his government and multilateral policy advisory experience, and his experience with resilient and sustainable practices, particularly around water and land resource planning, bring a unique perspective to the Board.

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Börje Ekholm President and Chief Executive Officer, Ericsson Chairperson of the Board Member of the People & Compensation Committee Other public boards: Ericsson
Mr. Ekholm has been president and chief executive officer of Ericsson, a multinational networking and telecommunications company, since January 2017. From 1992 to January 2017, he held various positions with Investor AB, an investment firm and holding company with controlling stakes in several large Swedish companies and smaller positions in a number of other firms. Mr. Ekholm's positions with Investor AB included: from May 2015 to January 2017, he was chief executive officer of Patricia Industries, a unit of Investor AB that includes its wholly-owned and partner-owned companies, as well as financial investments; from September 2005 to May 2015, he was president and chief executive officer of Investor AB; from 1997 to 2005, he was responsible for all private equity investment activities within Investor AB and was also head of Investor Growth Capital, Investor AB’s wholly owned venture capital arm; from 1995 to 1997, he founded and managed Novare Kapital, an early stage venture capital company owned by Investor AB; and from 1997 to 2015, he was also a member of Investor AB’s Management Group. Mr. Ekholm is a director of Ericsson, was previously a director of Alibaba Group (having retired from its board in March 2022), and was previously a director of Nasdaq (having resigned in May 2017). He also currently serves on the board of the Swedish American Chamber of Commerce New York. Mr. Ekholm has a Master of Business Administration from INSEAD, France and holds a Master of Science in Electrical Engineering from the KTH Royal Institute of Technology in Stockholm.
Qualifications: Mr. Ekholm is qualified to serve as director of the Company because he brings a valuable combination of operational and financial management expertise, particularly in the areas of networking and telecommunications, through his experience as president and chief executive officer of Ericsson, and of venture capital, through his experience serving as president and chief executive officer of Patricia Industries and Investor AB, and manager of Novare Kapital. In addition, Mr. Ekholm brings management expertise from a diverse range of industries and organizations through his former service as chairman of the board of Nasdaq OMX and a director of Alibaba Group, Telefonaktiebolaget LM Ericsson and the KTH Royal Institute of Technology.

Kaigham (Ken) Gabriel Chief Executive Officer, Pitt BioForge Member of the Audit Committee Other public boards: None
Dr. Gabriel is chief executive officer of Pitt BioForge, which will operate an advanced biomanufacturing facility being established by the University of Pittsburgh (Pitt), and is the founding director of Pitt’s Advanced Biomanufacturing Institute. From 2020 to 2023, Dr. Gabriel was the Chief Operating Officer of Wellcome Leap, an independent innovation organization funded by the Wellcome Trust, the world's fifth largest research trust. Wellcome Leap works at the intersection of engineering and life-sciences to deliver critical medical and healthcare capabilities at accelerated timescales. From 2014 to May of 2020, he was the president and chief executive officer of The Charles Stark Draper Laboratory, an independent not-for-profit research institution that develops innovative technology solutions in the fields of national security, space, biomedical systems and energy. Prior to that, Dr. Gabriel served as deputy director of the Advanced Technology and Projects (ATAP) group at Google from 2012 to 2014 and as corporate vice president at Google/Motorola Mobility. From 2009 to 2012, he was the deputy director, and then acting director, of the Defense Advanced Research Projects Agency (DARPA) in the Department of Defense. Between 2002 and 2009, Dr. Gabriel was the Co-Founder, Chairman and Chief Technology Officer of Akustica, a fabless semiconductor company that commercialized Micro Electro Mechanical Systems audio devices and sensors. Dr. Gabriel holds SM and ScD degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.
Qualifications: Dr. Gabriel is qualified to serve as director of the Company because of his strong background and experience in management in technology companies, including in his current and past positions with Pitt BioForge, Wellcome Leap, and Draper Laboratory. Dr. Gabriel also brings deep technological expertise and knowledge of the industry to the Company.

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Meaghan Lloyd Chief of Staff and Partner, Gehry Partners, LLP Chair of the Nominating and Corporate Governance Committee and Member of the People & Compensation Committee Other public boards: None
Ms. Lloyd is the chief of staff and a partner at Gehry Partners, LLP, a full service architectural firm with extensive international experience in the design and construction of academic, museum, theater, performance, and commercial projects. Founded in 1962 in Los Angeles, California, Gehry Partners’ mission is to raise architecture to the level of art, while creating buildings that meet the project’s functional and budgetary needs. She has held this position since 2009. Prior to this, she was a designer working with Frank Gehry in the firm. In addition to her duties at Gehry Partners, she served as chief executive officer of Gehry Technologies, Inc., a cloud-based software and service company for the architectural, engineering and construction sectors, from 2013 to 2014. Ms. Lloyd received her Bachelor of Science in Architectural Studies from the University of Illinois, Champaign-Urbana and her Master of Architecture from Yale University. She is a board member of Turnaround Arts California.
Qualifications: Ms. Lloyd is qualified to serve as a director of the Company because she brings a valuable combination of operational and project management expertise, and because of her significant industry knowledge and experience in the areas of architecture, construction, and design from her work with Gehry Partners, LLP.

Ronald S. Nersesian Chair of the Board of Directors, Keysight Technologies Member of the People & Compensation Committee Other public boards: Keysight Technologies
Ronald S. Nersesian currently serves as non-executive chair of the board of Keysight Technologies, an electronic measurement company. He was executive chair of the board of Keysight Technologies from May 2022 through April 2023, having become chair of the board in 2019. Prior to becoming executive chair of the board in May 2022, he was president, chief executive officer, and a director of Keysight Technologies beginning in 2013, when Agilent Technologies announced the separation of its electronic measurement business and launched Keysight Technologies. From November 2012 to September 2013, he served as president and chief operating officer of Agilent Technologies. From November 2011 to November 2012, he served as Agilent Technologies’ executive vice president and chief operating officer. From March 2009 to November 2011, Mr. Nersesian served as president of Agilent’s Electronic Measurement group (EMG), and from February 2005 to March 2009, he served as the vice president and general manager of the Wireless Business Unit of EMG. Mr. Nersesian joined Agilent in 2002 as vice president and general manager of the company’s Design Validation Division. Mr. Nersesian began his career in 1982 with Computer Sciences Corporation as a systems engineer for satellite communications systems. In 1984, he joined Hewlett-Packard, and served in a range of management roles during his tenure. In 1996, Mr. Nersesian joined LeCroy Corporation as vice president of worldwide marketing and subsequently assumed other senior management roles, including senior vice president and general manager of the company’s digital storage oscilloscope business. He is also a member of Georgia Tech’s Advisory Board. Mr. Nersesian holds a bachelor's degree in electrical engineering from Lehigh University and an MBA from New York University, Stern School of Business. Mr. Nersesian previously served on Trimble’s board from 2011 to 2021.
Qualifications: Mr. Nersesian is qualified to serve as director of the Company because of his strong business operational experience with technology companies and management expertise developed over three decades. This breadth of experience includes his recent service as president and chief executive officer of Keysight Technologies. Mr. Nersesian has extensive experience in managing and growing international technology enterprises, which is directly relevant and valuable to the Company.

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Robert G. Painter President and Chief Executive Officer of the Company Other public boards: Synopsys, Inc.
Mr. Painter became Trimble’s president and chief executive officer in January 2020, having first joined the Company in 2006. From 2016 through 2019, he served as the Company's chief financial officer. Prior to that, Mr. Painter held a variety of positions in the Company, including vice president of Trimble Buildings construction software, general manager of the Intelligent Construction Tools international joint venture, general manager of Construction Services, and leadership positions in corporate development and corporate strategy. He holds a bachelor's degree in finance from West Virginia University and an MBA from Harvard University. Mr. Painter joined the board of Synopsys, Inc. in August 2023.
Qualifications: Mr. Painter is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s businesses, finances, and operations, resulting from his service in various senior management roles in different functional areas and operating divisions of the Company, including his service as chief financial officer of the Company from 2016 to 2019. In addition, Mr. Painter brings to the Board extensive operating and finance experience from his senior roles in other large companies prior to joining the Company.

Mark S. Peek Executive Vice President, Workday Chair of the Audit Committee and Member of the Nominating and Corporate Governance Committee Other public boards: SentinelOne
Mr. Peek is executive vice president of Workday, Inc., a leading provider of enterprise cloud applications for finance and human resources. He has held this position since February 2018, and until October 2022 was simultaneously the managing director and head of Workday Ventures, the strategic investment arm of Workday. From June 2015 to February 2018, Mr. Peek was co-president of Workday. He joined Workday in June 2012 as chief financial officer and served in that capacity until April 2016. From December 2011 to June 2012, Mr. Peek also served on the board of directors of Workday. Prior to joining Workday, Mr. Peek was president, business operations and chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as chief financial officer of VMware, Inc. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Since May 2021, Mr. Peek has served on the board of directors of SentinelOne, a provider of autonomous cybersecurity solutions. Mr. Peek also serves on the Advisory Board of the Foster School of Business at the University of Washington. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.
Qualifications: Mr. Peek is qualified to serve as director of the Company because of his strong background and years of experience in accounting and financial management, as well as his industry knowledge regarding “software as a service” (SaaS) and cloud computing. Mr. Peek brings key financial expertise gained through his service as chief financial officer at Workday, Inc., as chief financial officer at VMware, as chief accounting officer at Amazon.com, and his 19 years of experience at Deloitte. Mr. Peek brings valuable technology industry knowledge from his role as managing director and head of Workday Ventures and his prior service as co-president of Workday.

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Kara Sprague Chief Executive Officer, HackerOne Member of the Audit Committee Other public boards: None
Ms.Sprague is Chief Executive Officer at HackerOne, a cybersecurity solution provider. Prior to joining HackerOne in November, 2024, she was Executive Vice President and Chief Product Officer at F5, a hybrid multi-cloud application security and delivery solution provider. She joined F5 in 2017 as General Manager for the Application Delivery Controller business; became Executive Vice President, Application Delivery and Enterprise Product Operations, in 2020; and became Chief Product Officer in 2022. Prior to F5, Ms. Sprague spent 13 years with McKinsey & Company, where she held various leadership positions across their technology practice, including Managing Partner of the Technology, Media and Telecom Practice for the Western Region. Earlier in her career, Ms. Sprague was on the engineering staff of Oracle, Agilent Technologies, and Hewlett-Packard. She holds multiple degrees from the Massachusetts Institute of technology, including Bachelor of Science and Master of Engineering degrees in Electrical Engineering and Computer Science, and a Master’s degree in Technology and Public Policy.
Qualifications: Ms. Sprague is qualified to serve as a director of the Company because of her expertise in engineering and product development, her domain knowledge and experience, particularly in cloud services and security, her leadership abilities gained from her executive positions as well as her consulting experience, and her long involvement with bringing innovative technologies to market.

Thomas Sweet Former Chief Financial Officer, Dell Technologies Member of the Audit Committee Other public boards: 3M
Mr. Sweet was Chief Financial Officer of Dell Technologies, a global information technology company, from 2014 to August 2023, overseeing all aspects of the company's finance function, including Dell Financial Services and Dell Technologies Capital, as well as global business operations and corporate strategy. He joined Dell in 1997 and held leadership positions in finance, sales and in various corporate business units before being named CFO in 2014. Prior to joining Dell, Mr. Sweet was vice president of accounting and finance for Telos Corporation, a cyber, cloud and enterprise security company, and before that he spent 13 years with Price Waterhouse providing audit and accounting services to the technology industry. He currently serves on the board of directors of 3M and Medline Industries, as well as the Salvation Army Central Texas Advisory Board and the Chancellor’s Council Executive Committee for the University of Texas System. Mr. Sweet received a bachelor’s degree in business administration from Western Michigan University and is a CPA.
Qualifications: Mr. Sweet is qualified to serve as a director of the Company because of his deep expertise in finance, business operations and corporate strategy gained from his roles at Dell, a major global information technology company. Mr. Sweet also brings decades of experience and insight into the way technology is transforming the world of data. Mr. Sweet’s leadership in helping Dell evolve to become one of the world's major technology companies provides the Company with valuable insight as it implements its long-term growth strategy.

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Johan Wibergh Former Chief Technology Officer, Vodafone Chair of the People & Compensation Committee Other public boards: BCE, Inc. AST SpaceMobile Inc.
Mr. Wibergh was Group Technology Officer and Chief Information Officer of Vodafone, a global telecommunications provider, from May 2015 to December 2022. Before joining Vodafone, Mr. Wibergh held various management positions at Ericsson since 1997, including, from 2008, Executive Vice President and Head of Business Unit Networks. Prior to that, he held various management positions in other businesses in the information technology (IT) industry. Mr. Wibergh holds a Master in Computer Science from Linköping University in Sweden, and has attended various executive management programs during his career. Mr. Wibergh serves on the board of BCE Inc. and AST SpaceMobile Inc. as well as the boards of a number of privately held companies.
Qualifications: Mr. Wibergh is qualified to serve as director of the Company because he brings valuable expertise in technologies relevant to the Company, including network and wireless connectivity, cybersecurity, and cloud computing. Mr. Wibergh also has a strong background in managing technology businesses and international operations, including as a result of his former position as Group Technology Officer and Chief Information Officer of Vodafone.

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Non-Employee Director Compensation
Our non-employee directors (“Outside Directors”) receive compensation according to the terms of the Board of Directors Compensation Policy. The policy was last amended November 19, 2024 by the Board to include supplemental payments to the chair of the Board and the chairs of each standing committee of the Board, beginning with the third quarter of 2025. These supplemental payments were approved following recommendations of the People & Compensation Committee in consultation with its external compensation consultant, Mercer (US) LLC, utilizing benchmarking against the same peer group companies described in “Compensation Discussion and Analysis” below with respect to the compensation of our named executive officers. Under the policy, as amended, Outside Directors are eligible to receive the following:
•upon election or re-election at the annual meeting of stockholders, a restricted stock unit (“RSU”) award for that number of shares of the Company’s common stock determined by dividing the target dollar amount of $285,000 by the 20-day average of the Company’s closing stock price ending on the date of grant;
•an annual cash retainer of $65,000, payable in quarterly installments; and
•beginning in the third quarter of 2025, a supplemental annual cash retainer for the chair of the Board and the chair of each standing committee of the Board in the following amounts, payable in quarterly installments:
$100,000 for the chair of the Board of Directors
$30,000 for the chair of the Audit Committee
$20,000 for the chair of the People & Compensation Committee
$15,000 for the chair of the Nominating and Corporate Governance Committee
In addition, our Outside Directors are reimbursed for travel expenses and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company.
The RSU awards vest in full after one year. If an Outside Director is appointed or elected to the Board at a time other than the annual meeting, the initial RSU award will be prorated to account for the number of months that have already elapsed since the last annual meeting. If an Outside Director resigns or voluntarily terminates service as a member of the Board, any unvested RSU award shall vest at such time on a pro rata basis based upon the number of months of service since the last annual meeting of stockholders.
The cash fees and target dollar amount for determining the number of RSU shares may be revised based upon appropriate compensation benchmarks presented to and approved by the People & Compensation Committee and the Board. Generally, director compensation is reviewed every other year, with the last revisions in 2024 and 2022.
The table below shows the compensation earned by each Outside Director in 2024. Mr. Painter is not an Outside Director and receives no additional compensation for his service as director. His compensation from the Company is set forth in the “Summary Compensation Table” later in this proxy statement.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE — 2024
Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)(3)	Total ($)
James C. Dalton	65,000	307,470	372,470
Börje Ekholm	65,000	307,470	372,470
Ann Fandozzi (4)	16,250	—	16,250
Kaigham (Ken) Gabriel	65,000	307,470	372,470
Meaghan Lloyd	65,000	307,470	372,470
Ronald S. Nersesian	65,000	403,417	468,417
Mark S. Peek	65,000	307,470	372,470
Kara Sprague	65,000	403,417	468,417
Thomas Sweet	65,000	307,470	372,470
Johan Wibergh	65,000	307,470	372,470
(1)The amounts in this column represent an annual cash retainer, paid quarterly. Amounts shown may include amounts earned during the year but paid after year end.
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(2)The amounts in this column represent the grant date fair value of RSU awards granted to each director re-elected at the 2024 annual meeting of stockholders, as well as pro-rata initial RSU awards to Mr. Nersesian and Ms. Sprague upon their appointment to the Board in February 2024. As described above, the number of shares for such awards is determined based on a 20-day average of the Company’s closing stock price ending on the date of grant, whereas the grant date fair value, calculated pursuant to Topic 718 of the Financial Accounting Standard Board’s Accounting Standards Codification, was estimated based on the Company’s closing stock price on the date of grant.
(3)Each director held 4,952 outstanding unvested RSUs at fiscal year end (except for Ms. Fandozzi, who held none — see Note (4) below).
(4)Ms.Fandozzi resigned from the Board effective February 14, 2024.
Non-Employee Director Stock Ownership Guidelines
To help align the personal interests of the directors with the interests of stockholders, Outside Directors are required to own a minimum number of shares of the Company’s common stock equal to a value of eight times (8x) the annual cash retainer, which currently yields a value of $520,000. The shares counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. New directors have five years from their appointment to meet the minimum stock ownership level and are required to retain 50% of their after-tax shares acquired upon exercise or vesting of an equity award, until the minimum ownership requirement is attained.
All of the Outside Directors to whom the minimum ownership levels apply have met the requirement as of the Record Date.
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Executive Compensation
The executive compensation sections of this proxy statement contain information about the Company’s compensation policies and practices and the application of those policies and practices with respect to our Named Executive Officers, as defined below. The following is a brief description of each of the Executive Compensation sections:
Compensation Discussion and Analysis, which describes our executive compensation philosophy and objectives, provides context for the compensation actions approved by the People & Compensation Committee of our Board, and explains the compensation arrangements of our Named Executive Officers.
Executive Compensation Tables that set forth the amounts and values of the various types of compensation granted to or earned by our Named Executive Officers.
Post-Employment Compensation, which describes certain benefits and payments that our Named Executive Officers would be eligible to receive in the event of termination of employment, a change in control event, retirement, or death.
CEO Pay Ratio, which discloses the median of the annual total compensation of all our employees, the annual total compensation of our President and CEO, and the ratio of these two amounts.
Pay Versus Performance, which provides information regarding amounts deemed as “Compensation Actually Paid” as calculated in accordance with applicable SEC rules, compared with various performance metrics.
For 2024, the Company’s “Named Executive Officers” (or “NEOs”), determined pursuant to SEC rules, were:
•Robert G. Painter, our President and CEO
•Phillip Sawarynski, our Senior Vice President and CFO (1)
•David G. Barnes, our former CFO (2)
•Ronald J. Bisio, our Senior Vice President in charge of our Field Systems sector, responsible for our advanced positioning, agriculture industry solutions, civil construction field systems, and geospatial business operations
•Peter Large, our Senior Vice President in charge of Strategy, Corporate Development, Corporate Partnerships and Alliances, and Trimble’s Office of Technology Innovation
•Mark Schwartz, our Senior Vice President in charge of our AECO sector (Architects, Engineers, Construction and Owners), responsible for our construction enterprise solutions, civil infrastructure design and engineering, and owner and public sector businesses

(1)    Mr. Sawarynski became our CFO in August 2024.
(2)    Mr. Barnes retired as our CFO in August 2024, though his employment with the Company continued through the end of fiscal 2024. Mr. Barnes received no severance in connection with his departure.
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COMPENSATION DISCUSSION AND ANALYSIS
Introduction
Our executive compensation philosophy is based on our objectives to attract and retain exceptional people and foster and support a pay-for-performance culture. The role of the People & Compensation Committee of the Board is to oversee the development and execution of a competitive executive compensation program that demonstrates a strong correlation between pay and performance and aims to enhance stockholder value. To show the alignment between executive pay and company performance, we have included this introduction to provide:
•key insights into the Company's financial and operational performance in 2024,
•results of our performance-based pay programs in 2024,
•a description of our people and culture initiatives, and
•a summary of our pay practices.
Financial and Operational Results
2024 was a transformative year for Trimble. We simplified and focused the Company through portfolio moves and re-segmentation. We also delivered for our customers while strengthening the Company, as evidenced by record levels of software as a percent of total revenue, and record levels of annualized recurring revenue (“ARR”), gross margin and profitability.
Our Connect & Scale strategy connects digital and physical workflows across targeted industry segments and creates scale across Trimble through shared technology platforms. In 2024, we continued to advance this strategy, investing in people, process, and technology. We divested a number of businesses that are not core to our Connect & Scale strategy and we acquired companies that will accelerate our Connect & Scale strategy. We also continued to develop the competitive strengths of our core businesses and their platform solutions in line with our Connect & Scale strategy.
Progress on the execution of this strategy is reflected in our financial results for 2024:
•We recorded revenue of $3.68 billion, down 3% overall due to divestitures, but up 5% on an organic basis.
•We continued to experience a shift toward a more significant mix of recurring revenue, with ARR reaching $2.26 billion in the fourth quarter of the year, up 14% year over year, both overall and organically. This shift toward recurring revenue has positively impacted our revenue mix, growth, and profitability over time and is leading to improved visibility in our businesses.
•GAAP gross margin rose from 61.4% to 65.1% and non-GAAP gross margin rose from 64.7% to 68.2%
•Our operating income for the year was $461 million on a GAAP basis, representing 12.5% of revenue, and $937 million on a non-GAAP basis, representing 25.4% of revenue. Our adjusted EBITDA for the year was $1.0 billion, representing 27.2% of revenue.
•We finished the year with software, services, and recurring revenue representing 76% of total Company revenue.
•We repurchased $175 million of common stock.
Organic revenue growth, non-GAAP gross margin, and adjusted EBITDA are non-GAAP financial measures. Please see Appendix A to this proxy statement for definitions of these measures and a reconciliation of GAAP to non‑GAAP financial measures. In addition to providing non-GAAP financial measures, we disclose ARR, a performance metric that is also defined in Appendix A, to give investors a supplementary indicator of the value of our current recurring revenue contracts.
Other highlights for the year include:
•We closed on the joint venture with AGCO, in which we contributed most of our precision agriculture business to a newly formed joint venture, of which we retain a 15% ownership stake.
•We entered into a definitive agreement with Platform Science (completed in early 2025), under which we sold our mobility business but obtained ownership, or rights to acquire, 32.5% of Platform Science’s expanded business.
•We announced new reporting segments, which better align with how management manages, and how investors evaluate, our business.
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•We held our annual Dimensions user conference, which focuses on the engineering and construction industry; our Insight tech conference, “where technology meets the road”; and our Transporeon Summit, which brings together the key players in freight management and movement; with more than 8,500 registered attendees at these events.
Pay for Performance
Our compensation philosophy is to reward performance, with a substantial portion of executive pay contingent on the attainment of pre-established performance objectives, and the value of additional portions tied to Trimble’s stock price. In line with this philosophy, 60% of our CEO’s target pay, and 50% (on average) of our other Named Executive Officers’ target pay is dependent on performance against targets for annual cash bonuses and performance-based equity awards (excluding the CFO role in 2024, during which our outgoing CFO did not receive any equity awards and our incoming CFO received an additional time-based equity award in connection with his promotion to the role). Our Named Executive Officers’ target pay also includes time-based restricted stock units and stock options, ensuring further alignment with stockholder interests.
In 2024, payouts under the annual cash bonus plan were based on financial metrics that are aligned with our long-term growth strategy: revenue, ARR and adjusted EBITDA. Based on performance results against these goals, the primary payout rate was 160.2% of target bonus opportunity in 2024. This was the same payout rate provided to all plan participants for the corporate component. For the leaders of individual sectors, additional metrics were used, applicable to their sectors. In some cases, this payout rate for our Named Executive Officers was then adjusted, by up to +/-10%, by a non‑financial modifier that measures performance against pre-defined objectives and key results relating to strategic initiatives and other critical responsibilities of the individual Named Executive Officer.
The annual long-term incentive equity awards granted in 2024 to our Named Executive Officers were a mix of 50% Performance Restricted Stock Units (“PRSUs”), 37.5% time‑vesting Restricted Stock Units (“RSUs”) and 12.5% Stock Options, except for our CEO and our outgoing CFO. For our CEO, Mr. Painter, the mix was approximately 60% PRSUs, 25% RSUs, and 15% Stock Options, to provide a greater emphasis for our CEO on performance-based equity awards. Our outgoing CFO, Mr. Barnes, received no equity awards in 2024. In addition to annual equity awards, Mr. Sawarynski was granted $1,000,000 of RSUs in connection with his appointment as CFO, which will vest in three annual installments. We believe a mix of PRSU and RSU awards and Stock Options creates a well-balanced and market-aligned total compensation package, with a strong component of performance-based incentives that are aligned with stockholder interests.
For 2024, 50% of the PRSUs vest based on total shareholder return (“TSR”) relative to the S&P 500, and 50% vest based on ARR growth, in each case over a three-year period. TSR is a valuable measure for alignment with stockholder interests. ARR is an important financial measure for Trimble because it provides insights into customer retention and growth, highlighting our ability to generate consistent income over time, and helping us to manage profitability. Monitoring and optimizing ARR is critical for sustaining growth and ensuring long-term success. ARR is also a useful metric for business valuation, provides an industry-standard benchmark to measure performance against peers, and provides valuable insight to our investors as well, giving them a supplementary indicator of the value of our recurring revenue contracts. For these reasons, this metric is used in both our annual cash bonus and LTI plans.
Illustrating our pay-for-performance philosophy, the following charts show the variability of payouts under the performance-based elements of compensation over recent years, with results based on performance against targets. (Information regarding performance under PRSUs granted in 2022, which did not have a vesting event until March 31, 2025, is set forth later in this Compensation Discussion and Analysis.)
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People and Culture Initiatives
Under the guidance of the People & Compensation Committee, we conduct annual reviews to evaluate our human capital management, including people and culture initiatives. We continuously strive to enhance recruitment, retention, and development efforts to ensure we have the right skills, at the right time and at the right places, in our workforce. We provide competitive rewards, recognition and well-being programs to attract, recognize, and retain our talented workforce. We pay and promote our employees based on their performance in their positions. We perform ongoing pay equity analyses to ensure fair compensation for comparable work, with adjustments made as necessary over time to address any disparities.
Best Pay Practices
At Trimble, we are dedicated to upholding best pay practices and promoting transparency in our compensation programs. We regularly assess our executive compensation and as part of this process we consider pay at similar companies in the industry to ensure competitiveness and alignment with prevailing market trends. Our strong governance policies and practices, including clawback and hedging policies and stock ownership guidelines, are designed to mitigate compensation risk and support stockholder value creation. In making compensation decisions, the People & Compensation Committee, which is comprised of independent directors, considers insights from external consultants and input from stockholders. The Company actively engages with stockholders to solicit feedback on our compensation program.
We believe our approach of linking pay to performance, adherence to best pay practices, and stockholder engagement reflects our commitment to sustainable growth, rewarding performance and generating long-term value for stockholders.
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Overview of Executive Compensation
Compensation Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices, while also considering market best practices. The People & Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short- and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent.
The following summarizes the key features of our executive compensation and related policies and practices:

What we do	What we don’t do
Use a pay-for-performance philosophy. A substantial portion of executive compensation is directly linked to corporate performance, with a large percentage of each executive officer’s target total direct compensation dependent on our stock price and/or total shareholder return.
Maintain an independent compensation committee. Our People & Compensation Committee consists solely of independent directors.
Retain an independent compensation advisor. The People & Compensation Committee engages its own compensation advisor.
Review executive compensation annually. The People & Compensation Committee conducts an annual review and approval of our compensation strategy, and an annual compensation-related risk profile review to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking.
Place compensation “at risk.” Our executive compensation program is designed with a significant portion of compensation “at risk” based on our performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers with those of our stockholders.
Maintain a stock ownership policy. We maintain a stock ownership policy that requires our Named Executive Officers and other key executives to maintain a significant ownership level of our common stock.
Maintain a compensation recovery (“clawback”) policy. In the event of a material restatement of our financial results, this policy provides for the recovery of certain compensation from our executive officers. This policy was updated in 2023 to comply with new SEC rules and Nasdaq listing standards.
Hold an annual stockholder advisory vote to approve executive compensation. We conduct an annual stockholder advisory vote to approve the compensation of our CEO and other Named Executive Officers.

No executive retirement plans. We do not offer executive-only pension arrangements or retirement plans to our executive officers (although certain eligible executives may participate in the Age & Service Equity Vesting Program as described below).
No perquisites. We do not provide perquisites or other personal benefits to our executive officers, other than an optional, company-paid annual executive physical exam.
No tax reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any benefits, other than related to standard relocation benefits.
No hedging or pledging of our equity securities. We prohibit our executive officers, the members of our Board, and other employees from hedging or pledging our equity securities.
No stock option re-pricing. Our employee equity plan does not permit options to be repriced to a lower exercise or strike price without the approval of our stockholders.
No single-trigger full vesting on change in control. An executive must experience a termination of employment (or constructive termination) to receive full vesting and other change-in-control benefits.
No incentives to take excess risk. We strive to avoid compensation structures that would encourage the taking of undue risks.

Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we provide a greater proportion of executive compensation as variable compensation than fixed compensation. We have designed our overall executive compensation program to achieve the following primary objectives:

Objective	Program Design

Hire and retain highly talented executives	Our compensation programs are structured to be market competitive and internally equitable
Motivate through pay for performance	The majority of pay of executives is at-risk and performance-based to help achieve growth, profitability, stockholder returns, and our long-term business strategy
Alignment with stockholders	Our compensation programs are designed to align our executive officers’ interests with those of our stockholders to drive the creation of sustainable long-term value
Alignment across our workforce	Programs are structured from the CEO down through the entire workforce in a manner that reinforces the Company’s overall goals and fosters alignment across all levels of the organization
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2024 Executive Compensation Highlights
Following are highlights regarding the governance and compensation of our Named Executive Officers for 2024, including key actions taken by the People & Compensation Committee in light of our overall operating environment and the results described above.
The People & Compensation Committee: The committee has responsibility for overseeing our compensation and benefits policies, including executive compensation, and continues to provide general oversight for the Company’s Human Capital Management practices.
General Base Salary Increases: Base salaries for three of our six Named Executive Officers remained constant in 2024, given strong alignment to market benchmarks. Our new CFO received an increase in connection with his new role, and two other officers received increases based on factors such as competitive positioning, role expansion, and personal performance.
Annual Cash Bonuses: The Trimble OneBonus Plan is Trimble’s global annual cash bonus program, which is structured similarly for executives and the broader employee population. Payouts under the plan are determined primarily by the attainment of predetermined financial metrics that are aligned to our long-term growth strategy, with a non-financial modifier, introduced in 2024, that measures performance against pre-defined objectives and key results for each individual, which may include, for example, customer milestones, mergers and acquisitions, restructurings and other business objectives. For 2024, the financial performance measurements at the corporate level continued to be based on revenue, ARR and adjusted EBITDA. Based on 2024 results, the formula yielded a final payout rate for the corporate financial measures of 160.2% of target bonus amounts for our Named Executive Officers (the same payout rate provided to all participants for the corporate component). For the leaders of individual sectors, additional metrics were used, applicable to their sectors. Also, for some of our Named Executive Officers, the primary bonus results were subject to adjustment by up to +/- 10% by the non-financial modifier.
2024 Long-Term Incentive Awards. In 2024, the People & Compensation Committee determined that the long-term incentive (“LTI”) equity awards to be granted to our Named Executive Officers would be a mix of PRSUs, RSUs and Stock Options. The mix of annual long-term incentive awards for 2024, as shown below in terms of the total target LTI value, was the same as in 2023.

	CEO	non-CEO NEOs *
PRSUs	60%	50%
RSUs	25%	37.5%
Stock Options	15%	12.5%

* Excluding the CFO role in 2024, during which our outgoing CFO did not receive any equity awards and our incoming CFO received an additional time-based equity award in connection with his promotion to the role.

Performance measurements for the PRSUs were based on achievement of goals for both relative TSR and ARR, with a weighting of 50% each. The weighting of performance goals between TSR and ARR was shifted from 25/75 in 2023, to 50/50 in 2024, based largely on stockholder feedback suggesting more emphasis on TSR. The TSR measure is based on the Company’s stock performance measured against the S&P 500 over a single three-year measurement period, in line with current best practices. The ARR measure is based on growth in annualized recurring revenue, also over a three-year period.
Stock Ownership Guidelines: In light of our philosophy of emphasizing stock compensation relative to cash, our executive officers are required to hold a meaningful amount of Company stock. The CEO must hold eight times his annual salary. Other executive officers, besides the Chief Accounting Officer, must hold three times their annual salary. The Chief Accounting Officer must hold two times her annual salary. Our executives have five years to achieve these levels of stock ownership, and 50% of any after-tax shares acquired from the vesting or exercise of any Company equity plan are to be retained until the relevant stock ownership guideline has been met. (For the stock ownership requirements applicable to the members of our Board, see “Non-employee Director Compensation—Non-Employee Director Stock Ownership Guidelines,” above.)
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2024 Pay-for-Performance Philosophy
We believe our executive compensation program is competitive relative to the market and our peer group, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment, and to motivate and reward individual initiative and collective success, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at-risk”, and dependent on operating results and long-term growth against key financial measures and stock price performance. The following charts show the target mix of pay components approved for our Named Executive Officers in 2024.
Percentages in the charts above are based on base salary and target bonus as set forth later in this Compensation Discussion and Analysis, and the grant date fair value of equity awards as set forth in the Grants of Plan-Based Awards table later in this proxy statement. The base salary and target bonus amounts reflected in these charts are different from amounts shown in the “Summary Compensation Table” later in this proxy statement, which are based on total amounts actually earned during the year. We view Stock Options as performance-based since they require absolute stock price growth before any value is realized.
We believe that this design provides balanced incentives for our Named Executive Officers to drive financial performance and long-term growth. To ensure consistency with our compensation philosophy, the People & Compensation Committee periodically evaluates data that demonstrates the relationship between the reported values of the equity awards granted to our executive officers, the amount of realizable compensation from such awards in subsequent years and our total shareholder return over the applicable period.
Results of 2024 Say on Pay Vote and Board Responsiveness
At our 2024 annual meeting of stockholders, we conducted our annual non-binding stockholder advisory vote on the compensation of our named executive officers, commonly known as a “Say on Pay” vote. Our stockholders approved the Say on Pay proposal with 92.9% of the votes cast in favor of the proposal. As part of our ongoing investor engagement, our Investor Relations team and Chief Financial Officer engaged with stockholders to discuss topics of interest to them and to proactively provide key updates to them. The feedback gathered during these conversations helped inform the Board’s thinking, in particular about compensation, governance and disclosure. Based in part on stockholder feedback, the 2024 performance-based equity awards were equally weighted on TSR performance and ARR performance to provide a more evenly balanced mix that is focused on long-term value creation. Also, beginning in 2024, our PRSU grants no longer include a +/-10% modifier for achievement of goals around sustainability objectives and people initiatives. Instead, we have added a non‑financial modifier to our annual cash bonus program (our Trimble OneBonus Plan) that measures performance against pre-defined objectives and key results relating to strategic initiatives and other critical responsibilities of our Named Executive Officers, and potentially modifies their bonuses by +/-10%.
We value the opinions of our stockholders and will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
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Governance of Executive Compensation Program
Role of the People & Compensation Committee
The People & Compensation Committee discharges many of the responsibilities of our Board relating to the compensation of our executive officers and the non-employee members of our Board. The People & Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally; overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and our other executive officers; and overseeing the Company’s human capital management activities.
The People & Compensation Committee sets compensation for and makes equity awards to our executive officers, including our CEO and the other Named Executive Officers. The People & Compensation Committee retains a compensation consultant (described below) to provide support to the People & Compensation Committee in its review and assessment of our executive compensation program.
Compensation-Setting Process
The People & Compensation Committee determines the target total direct compensation opportunities for our executive officers. When determining the amount of each compensation element and the target total direct compensation opportunity for our executive officers, the People & Compensation Committee considers the following factors:
•our performance against the financial and operational objectives established by the People & Compensation Committee and our Board;
•each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;
•the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;
•the performance of each individual executive officer, based on a subjective assessment of their contributions to our overall performance, their ability to lead their business unit or function, and their ability to work as part of a team, all of which reflect our core values;
•compensation consistency among our executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels; and
•the recommendations provided by our CEO with respect to the compensation of our other executive officers.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer.
Compensation Review Cycle
The People & Compensation Committee reviews the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our executive officers at the beginning of each fiscal year. Any changes in base salary are generally effective in April of each year. We typically award time-based and performance-based equity in March of each year. Our compensation peer group is reviewed and finalized by the People & Compensation Committee during the second half of the year, before the upcoming fiscal year. Other adjustments to executive pay are made during the year as circumstances warrant.
Role of Chief Executive Officer
In discharging its responsibilities, the People & Compensation Committee works with members of our management, including our CEO. Our management assists the People & Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The People & Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation).
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The People & Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers other than our CEO. Our CEO recuses himself from all discussions regarding his own compensation.
Role of Compensation Consultant
The People & Compensation Committee engages an external compensation consultant to assist in providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2024, the People & Compensation Committee engaged Mercer (US) LLC (“Mercer”), a nationally recognized compensation consulting firm, as its compensation consultant to advise on executive compensation matters.
For 2024, the scope of Mercer’s engagement included:
•reviewing, benchmarking, and analyzing the compensation for our executive officers;
•reviewing our compensation peer group and recommending changes;
•supporting the design and implementation of changes to the executive long-term incentive strategy;
•reviewing the compensation for the non-employee members of our Board;
•reviewing our proxy statement disclosure;
•reviewing incentive plans and analyzing share usage;
•presenting trends and regulatory developments;
•participating in People & Compensation Committee meetings; and
•advising on ad hoc matters.
The terms of Mercer’s engagement included reporting directly to the People & Compensation Committee and to the People & Compensation Committee Chair, and coordinating with our management for data collection and job matching for our executive officers. The People & Compensation Committee evaluated Mercer’s independence pursuant to the listing standards of the Nasdaq Stock Market and the relevant SEC rules, and has determined that no conflict of interest has arisen as a result of the work performed by Mercer in 2024. Factors considered by the People & Compensation Committee included:
•other services provided to the Company by the consultant;
•what percentage of the consultant’s total revenue is made up of fees from the Company;
•policies or procedures of the consultant that are designed to prevent a conflict of interest;
•any business or personal relationships between individual consultants involved in the engagement and committee members;
•any shares of the Company’s stock owned by individual consultants involved in the engagement; and
•any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.
The total amount paid to Mercer for executive compensation services in 2024, which was Mercer’s first full year working with the People & Compensation Committee, was $440,194. Besides Mercer’s work on behalf of the People & Compensation Committee, it and its affiliates also provide other non-executive compensation services to the Company. These other services, which are approved by management who oversee the specific areas of business for which the services are provided, included insurance brokerage and benefits consulting provided by Mercer and other affiliated companies owned by Marsh & McLennan, the parent company of Mercer. The total amount paid for such services in 2024 was $2,210,357. This includes $776,572 to Marsh, and $1,433,785 to Mercer (excluding the $440,194 for executive compensation consulting) for general benefits counseling provided by a separate, independent team within Mercer. The People & Compensation Committee believes the advice it receives from the individual executive compensation consultants is objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company, because of the procedures Mercer and the People & Compensation Committee have in place, including the following:
•The consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;
•The consultants are not responsible for selling other Mercer or affiliate services to the Company;
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•Mercer’s professional standards prohibit an individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations; and
•The People & Compensation Committee evaluates the quality and objectivity of the services provided by the consultants each year and determines whether to continue to retain the consultants.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the People & Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, industry, geographical location and number of employees. Our selection of peers also targets companies that are competitors and those with which we compete for talent. Within the technology sector, our peer group includes a relevant profile of companies across a range of technology sub-industries in order to match the diversity of our businesses. Specific Global Industry Classification Standard (GICS) sub-industries represented by companies included in our peer group include communications equipment, application software, industrial hardware, and electronic equipment and instruments. We compete for executive talent across many lines of business and therefore this diversity in our peer group keeps us informed and better aligned with pay practices across multiple relevant sub-industries.
In developing the compensation peer group for 2024, the following general screening criteria were used to identify comparable companies:
•competitors and other businesses in related industries;
•revenue of approximately 0.5x to 2.5x of our revenue;
•a market capitalization of approximately 0.2x to 3.0x of our market capitalization; and
•business model fit and geographic location and spread.
The People & Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and that of the companies in the peer group. For 2024, a number of changes were made to the peer group to:
•better align the median revenue with Trimble’s revenue;
•maintain an appropriate mix of hardware and software companies; and
•recognize Trimble’s focus on increasing its annual recurring revenue.
Based on these factors, and considering their size and business context, CommScope, Motorola, and Teledyne Technologies were removed from the compensation peer group for 2024, and Aspen Technology, Bentley Systems, Fortive, and Samsara were added based on their size and business operations being similar to Trimble’s size and business operations. The resulting compensation peer group used by the People & Compensation Committee to assist with the determination of compensation for our executive officers in 2024 was as follows:

ANSYS	Fortive	Samsara
Aspen Technology	Juniper Networks	Splunk *
Autodesk	Keysight Technologies	SS&C Technologies
Bentley Systems	PTC	Synopsys
Cadence Design Systems	Rockwell Automation	Zebra Technologies
F5	Roper Technologies
* Splunk was acquired by Cisco Systems, Inc. in March 2024.
The People & Compensation Committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities, and long-term incentive compensation opportunities.
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Details of 2024 Executive Compensation
In 2024, the principal elements of our executive compensation program, and the purposes of each element, were as follows:

Compensation Component	Why We Provide it and in What Form	How We Determine the Amount	What is the Intended Outcome

Base Salary	• Consistent with competitive practice; provided in cash.
• Use of compensation peer group and other market compensation data, factoring in responsibilities and performance, with a general philosophy to position base salaries below the market median in favor of at-risk and performance-based compensation.
• Attract and retain highly talented executives by providing market competitive pay aligned to business and leadership experience, responsibilities and performance.
Annual Short- Term Bonus Plan: Trimble OneBonus Plan (“TOP”)	• Establish direct pay-for-performance link. • Drive focus on annual business targets and objectives. • Reflect market competitive practice; provided in cash.
• Use of compensation peer group and other market compensation data within a competitive market median range for a target bonus percentage.
• Payments are performance-based and calculated as a percentage of base salary.
• Within our pay-for-performance framework, we want to motivate our executives to achieve and exceed our annual business goals through the financial structure of TOP.
Long-term Incentives (including PRSUs, RSUs, and Stock Options)
• Establish direct pay-for-performance link.
• Drive focus on the achievement of critical long-term business objectives.
• Align management’s interests with those of our stockholders.
• Foster long-term retention of key executives.
• Reflect market competitive practice; provided through equity awards.

• Use of compensation peer group and other market compensation data within a competitive market median range for annual equity award determination.
• Amount of target annual equity awards also considers executive performance and responsibilities.

• Deliver market competitive equity awards that drive a longer-term view of our business and targeted results that align with the interests of our stockholders.
• Increase executive retention.
• Create an effective mix of absolute and relative performance by awarding PRSUs that are aligned to Company financial results and/or total shareholder return (TSR).
• Drive the creation of sustainable long-term value and stock price appreciation.

Executive Benefits and Perquisite Allowance
• CEO and other executives participate in standard health & welfare and retirement benefits, along with our general full-time employee population. Certain eligible executives may participate in the Age & Service Equity Vesting Program.
• No special perquisites provided to executives, other than an optional company-paid annual executive physical exam.

Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Using the competitive market data provided by its compensation consultant, the People & Compensation Committee reviews the base salaries for each of our executive officers as part of its annual executive compensation review, and makes adjustments as it deems necessary or appropriate. In addition, the base salaries of our executive officers may be adjusted by the People & Compensation Committee in the event of a promotion or significant change in responsibilities.
Generally, the People & Compensation Committee considers competitive market data to set base salaries. However, we typically position salaries below the market median to provide a greater proportion of executive compensation in the form of at-risk, performance-based compensation. The actual positioning will also be based on the factors described earlier in “Overview of Executive Compensation—Governance of Executive Compensation Program—Compensation-Setting Process.”
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In February 2024, the People & Compensation Committee performed its annual review and adjustment of base salaries. The People & Compensation Committee reviewed competitive positioning relative to our peer group and the other factors described above, including individual performance. In determining the amounts of pay raises, the People & Compensation Committee also gave strong weight to internal equity and alignment.
Based on these considerations, the base salaries of our Named Executive Officers for 2024 were set at the amounts shown in the table below, with comparison to 2023. Mr. Painter, Mr. Barnes and Mr. Large maintained the same base salary as the prior year given strong alignment to market benchmarks. Mr. Sawarynski’s salary was adjusted to reflect his new role as CFO. Mr. Bisio’s base salary increased 2.2% primarily on the basis of competitive positioning and strong personal performance. Mr. Schwartz’s salary increased 15.0% in connection with expansion of his role to include responsibility for the entire AECO sector, which includes construction enterprise solutions, civil infrastructure design and engineering, and owner and public sector businesses, and to align his pay more closely with the median of the market benchmarks and internal peers.

Named Executive Officer	2024 Base Salary Rate ($) (1)	2023 Base Salary Rate ($)	Adjustment
Mr. Painter	950,000	950,000	—%
Mr. Sawarynski	450,000	365,468	23.1%
Mr. Barnes	535,600	535,600	—%
Mr. Bisio	460,000	450,000	2.2%
Mr. Large	450,000	450,000	—%
Mr. Schwartz	460,000	400,000	15.0%
(1)Reflects the annual salary rates approved by the People & Compensation Committee. Annual changes to base salaries, if any, are generally effective in April of each year, although Mr. Schwartz’ salary was adjusted in the first quarter of 2024 in connection with a promotion. The actual amounts paid to our Named Executive Officers as salary in 2024 are set forth in the “Summary Compensation Table” later in this proxy statement.
Annual Cash Bonuses
Annual cash bonuses are determined under the Trimble OneBonus Plan (“TOP”) and are designed to provide financial incentives for the Company as a whole and our individual business sectors and divisions to meet or exceed annual target levels based on the Company’s operating plans and forecasts. TOP is consistent across a broad employee base, including our executive officers. Awards for our Named Executive Officers are determined based on a formula with predetermined financial measures aligned with the Company’s long-term growth strategy, and a non-financial modifier of up to +/‑10% of the financial measures payout.
Under TOP, target cash bonuses are based on a percentage of each participant’s base salary rate. The base salary amount used for each individual’s payout calculation is determined as the average of the individual’s salary in each of the four quarters of the year. Payouts may range from zero to 2x (two times) the target cash bonus depending on the Company’s financial results, as detailed below, with a payout of 0.5x (50%) of target at threshold-level performance, 1x at target performance, and 2x at maximum performance. This result is then potentially adjusted by a non-financial modifier that measures performance against pre-defined objectives and key results for each individual. The modifier can adjust the result for each individual Named Executive Officer by +/-10% (multiplicative), such that the maximum possible payout under TOP was 2.2x (220%) of target.
The target annual cash bonus opportunities for our executive officers, other than our CEO, were recommended to the People & Compensation Committee by our CEO and approved by the People & Compensation Committee. The target annual cash bonus opportunity for our CEO was reviewed with input from the People & Compensation Committee’s independent compensation consultant.
2024 Target Bonus Opportunity
For 2024, changes were made to the target bonus opportunities (before the modifier) for several Named Executive Officers. The target for Mr. Painter was increased from 150% to 200% of base salary, for better alignment of our CEO’s target cash compensation to market peers. The targets for Mr. Sawarynski and Mr. Schwartz were increased from 40% and 70%, respectively, to 80% of base salary, based on their new positions. Mr. Large’s target was reduced from 80% to 60% of base salary, in accordance with role realignment.
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In 2024, the target and maximum annual cash bonus opportunities for each of our Named Executive Officers were as follows:

Named Executive Officer	2024 target annual cash bonus opportunity (as a percentage of base salary), before modifier (1x)	2024 annual cash bonus opportunity (as a percentage of base salary) at maximum achievement, before modifier (2x)	2024 maximum annual cash bonus opportunity (as a percentage of base salary), with maximum modifier (2.2x)
Mr. Painter	200%	400%	440%
Mr. Sawarynski	80%	160%	176%
Mr. Barnes	80%	160%	176%
Mr. Bisio	80%	160%	176%
Mr. Large	60%	120%	132%
Mr. Schwartz	80%	160%	176%
Financial Performance Goals
The amount awarded under TOP is determined based on achievement of performance goals that are set at definitive, rigorous and objective levels. The People & Compensation Committee selected revenue, adjusted EBITDA and annualized recurring revenue as the corporate financial performance measures under the 2024 TOP. Adjusted EBITDA and annualized recurring revenue are non-GAAP measures that the Company reports in its Annual Report on Form 10-K, together with a reconciliation of GAAP to non-GAAP financial measures, which is also included in Appendix A to this proxy statement. These measures were selected and weighted to reflect a balance of key Company metrics that measure recurring, sustainable performance and growth. Additional detail on each measure is provided below. Each measure is designed to be scored independently.

Revenue	Adjusted EBITDA	Annualized Recurring Revenue

Revenue reflects our ability to generate income and sustain operations, making it a fundamental indicator of our financial health and growth potential.
Adjusted EBITDA provides a clear view of our operational profitability by excluding non-cash expenses and one-time charges, offering investors a more accurate assessment of our core earnings capacity and financial viability than net income or operating income, its corresponding GAAP measures.

ARR provides insights into customer retention and growth, highlighting our ability to generate consistent income over time, and helping us to manage profitability. Monitoring and optimizing ARR is critical for sustaining growth and ensuring long-term success.

Under TOP, the bonuses for Mr. Painter, Mr. Sawarynski, Mr. Barnes and Mr. Large were based on overall corporate performance against these measures. As heads of specific business sectors, Mr. Bisio and Mr. Schwartz have plan measures that are based in part on these same measures and in part on performance of their respective sectors.The sector performance measures were revenue or bookings (measured by the annual contract value of new or renewed customer contracts), operating income, and ARR.
The following table shows the results against targets in 2024 for the corporate financial performance metrics, applicable to Mr. Painter, Mr. Sawarynski, Mr. Barnes and Mr. Large. As prescribed by TOP, actual results were adjusted to account for amounts attributable to certain acquisitions or divestitures and currency fluctuations, in order to more closely reflect organic results. Based on the results, the formula yielded a payout rate of 1.602x, or 160.2% of target bonus opportunity.

(Dollars in millions)		Threshold (0.5x) ($)	Target (1x) ($)	Maximum (2x) ($)	Results ($)	Payout rates
Corporate targets	weight
Revenue	20%	3,494	3,640	3,822	3,711	1.39
Adjusted EBITDA	40%	896	963	1,050	1,001	1.44
ARR	40%	2,117	2,205	2,293	2,282	1.87
Combined corporate payout rate (weighted average of corporate payout rates)						1.602	or	160.2%
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The following table shows the results against targets in 2024 for the Field Systems sector performance metrics, applicable to Mr. Bisio. As prescribed by TOP, actual results were adjusted to account for amounts attributable to mid‑year changes in reporting segments and to currency fluctuations, in order to more closely reflect organic results. Based on the results, the formula yielded a payout rate of 1.420x, or 142.0% of target bonus opportunity.

(Dollars in millions)		Threshold (0.5x) ($)	Target (1x) ($)	Maximum (2x) ($)	Results ($)	Payout rates
Field Systems sector targets	weight
Revenue	20%	1,344	1,415	1,486	1,411	0.97
Operating Income	60%	393	427	465	434	1.17
ARR	20%	294	306	318	340	2.00
							weight
Combined sector payout rate (weighted average of Field Systems payout rates)						1.299	60%
Combined corporate payout rate (from Corporate targets table above)						1.602	40%
Weighted average of sector payout rate and corporate payout rate						1.420
The following table shows the results against targets in 2024 for the AECO sector performance metrics, applicable to Mr. Schwartz. As prescribed by TOP, actual results were adjusted to account for amounts attributable to certain acquisitions or divestitures and to currency fluctuations, in order to more closely reflect organic results. Based on the results, the formula yielded a payout rate of 1.725x, or 172.5% of target bonus opportunity.

(Dollars in millions)		Threshold (0.5x) ($)	Target (1x) ($)	Maximum (2x) ($)	Results ($)	Payout rates
AECO sector targets	weight
Bookings (annual contract value)	30%	290	315	334	322	1.36
Operating Income	35%	414	436	453	475	2.00
ARR	35%	1,188	1,237	1,274	1,274	2.00
							weight
Combined sector payout rate (weighted average of AECO payout rates)						1.807	60%
Combined corporate payout rate (from Corporate targets table above)						1.602	40%
Weighted average of sector payout rate and corporate payout rate						1.725
Non-financial modifier
The financial performance goals are based entirely on the Company’s financial performance (either company-wide or by sector). For executive officers, the resulting payout may then be modified by a non-financial modifier of up to +/‑10% (multiplicative) of the financial-performance payout rate. The non-financial modifier allows for structured discretion to evaluate individual performance against pre-defined objectives and key results relating to strategic initiatives and other critical responsibilities of our Named Executive Officers. The actual modifiers for 2024 are set forth in the table below under “Bonus Payouts in 2024.” The modifier for Mr. Painter was determined based on strong execution of reorganizing the company into three aligned reporting segments while overseeing multiple M&A activities including divestitures and new joint ventures. The modifier for Mr. Bisio was determined based on those same factors applied specifically to his sectors of responsibility, as well as building a fully integrated team and innovating high-value customer solutions. The modifier for Mr. Schwartz was determined based on delivery of solutions for our customers’ most critical business needs, developing customer loyalty, collaboration across divisions, and developing cross-product workflows. No modifier was set for Mr. Sawarynski or Mr. Barnes due to the extended transition period tied to matters involving the Company’s auditor and its review by the PCAOB, nor for Mr. Large due to his new role in corporate development and strategy.
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Bonus Payouts in 2024
Based on these payout rates, the annual cash bonuses earned by our Named Executive Officers under TOP for performance in 2024 were as follows:

Named Executive Officer	2024 target annual cash bonus ($)(1)	Payout rate, based on financial results	Non-financial modifier (+/-%)	Resulting percentage of target bonus paid	2024 actual annual cash bonus ($)
Mr. Painter	1,900,000	160.2%	+10%	176.2%	3,347,714
Mr. Sawarynski	343,094	160.2%	—%	160.2%	549,559
Mr. Barnes	428,480	160.2%	—%	160.2%	686,329
Mr. Bisio	366,000	142.0%	+5%	149.1%	545,642
Mr. Large	270,000	160.2%	—%	160.2%	432,480
Mr. Schwartz	368,000	172.5%	+10%	189.8%	698,277
(1)    Based on a quarterly average base salary in fiscal 2024, and the target percentage opportunity set forth earlier. As a result of the use of a quarterly average, the base salary component used for the calculation may differ from the amounts of base salary shown under “Base Salary” above.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create long-term value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are determined and granted by the People & Compensation Committee. The amount and forms of such equity awards are determined by the People & Compensation Committee after considering the factors described earlier under “Overview of Executive Compensation.” The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and Radford survey data for similar roles and positions for each of our executive officers, taking into consideration business results, internal equity, experience and individual performance.
Components of 2024 Long-Term Incentive Compensation
In 2024, the People & Compensation Committee determined the long-term incentive equity awards to be granted to our executive officers over the annual cycle would be a mix of performance-vesting PRSUs, time-vesting RSUs and Stock Options. The mix of annual awards, in terms of the total annual target LTI equity value granted to each Named Executive Officer, was approximately 50% PRSUs, 37.5% RSUs and 12.5% Stock Options, except for Mr. Painter and Mr. Barnes. For Mr. Painter, our CEO, the mix was 60% PRSUs, 25% RSUs and 15% Stock Options. Mr. Barnes received no equity awards in 2024 based on the announcement of his retirement from his role as CFO.
•PRSUs. The People & Compensation Committee determined that PRSU awards granted in 2024 would be based on achievement of goals for both relative TSR, to align outcomes to the market, and annualized recurring revenue, to align outcomes to driving business results. The People & Compensation Committee adjusted weighting of the 2024 PRSU plan performance metrics compared with the weighting of metrics applied in 2023 to promote equal focus on ARR and TSR. Accordingly, in 2024 the PRSUs were based 50% on ARR growth over three years and 50% on relative TSR over three years. The awards provide that up to two times the target number of units may be earned at maximum achievement of the TSR and ARR measures, in accordance with the following formula:

Target Units	×	(	TSR payout rate (50% of formula)	+	ARR payout rate (50% of formula))	=	PRSU Payout (up to two times the number of target units)
The TSR payout rate is based on relative total shareholder return over three years, from January 1, 2024 to December 31, 2026. The payout curve provides that at a threshold level of performance (TSR at the 25th percentile), the TSR payout rate will be 50%; if performance equals the target goal (TSR at the 50th percentile), the TSR payout rate will be 100%; and at the maximum level of performance (TSR at or
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above the 75th percentile), the TSR payout rate will be 200%; with linear interpolation applied between defined points. The total shareholder return of both Trimble and the S&P 500 constituents is measured using a 90-trading-day average at the start and the end of the performance period, which reduces the effect of daily stock market volatility on these measurements.
The ARR payout rate is based on growth in annualized recurring revenue over three years, from the beginning of fiscal 2024 to the end of fiscal 2026, with performance goals approved by the People & Compensation Committee that are set at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team. The payout curve provides that any performance below a threshold level will yield an ARR payout rate of 0%; performance at target will yield an ARR payout rate of 100%; and at the maximum level of performance, the ARR payout rate will be 200%; with linear interpolation applied between defined points.
The TSR and ARR payout rates are then combined by adding 50% of the TSR payout rate and 50% of the ARR payout rate. The target number of units is then multiplied by the combined payout rate to determine the payout upon vesting, which may be up to two times the target number of units. The PRSU awards will vest on April 15, 2027.
•RSUs. The time-based portion of the long-term incentive compensation value granted to our Named Executive Officers was delivered in the form of time-based RSU awards. The RSU awards vest over three years in annual installments. This aligns with our goals of executive retention and long-term stock price appreciation.
•Stock Options. Stock Options complement the PRSU and RSU awards to provide a balanced, market‑aligned total compensation package and promote an even greater degree of alignment with stockholder interests. The Stock Options vest over a three-year period in equal annual installments. We consider Stock Options to be stockholder aligned and performance-based given absolute stock price growth is required before any value is realized. The option exercise price is equal to the closing price on the date of grant. The options have a term of 10 years from the grant date.
The People & Compensation Committee approved the mix of 2024 long-term incentive equity awards based on an assessment of our compensation objectives and historical practice, input from the People & Compensation Committee’s independent compensation consultant, and market practice among companies in our peer group. We believe that the mix of time- and performance-based vesting equity awards is competitive with applicable market practice. The People & Compensation Committee determined through peer group analysis that the equity awards to our CEO would include a greater weighting on performance-based compensation than for our other Named Executive Officers, in order to align with peer companies and our pay-for-performance focus.
Equity Awards in 2024
The People & Compensation Committee approved the following aggregate equity awards for our Named Executive Officers in 2024:

Named Executive Officer	RSU awards (# of shares)	PRSU awards (# of shares at target)	Stock Option awards (# of shares underlying options)	Aggregate grant date fair value (as shown in Summary Compensation Table) (1) ($)
Mr. Painter	48,255	115,812	86,859	14,637,157
Mr. Sawarynski	32,556	17,694	13,270	3,580,876
Mr. Barnes (2)	—	—	—	—
Mr. Bisio	18,096	24,128	18,096	3,559,939
Mr. Large	6,032	8,042	6,032	1,186,592
Mr. Schwartz	18,096	24,128	18,096	3,559,939
(1)    Information regarding the valuation of the equity awards is provided in the footnotes to the “Executive Compensation Tables” set forth later in this proxy statement.
(2)     Mr. Barnes received no equity awards in 2024, based on the announcement of his retirement from his role as CFO.
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Certain Awards Granted in Prior Years
PRSU awards granted in 2021
Our Named Executive Officers received PRSU awards in 2021, a portion of which vested in 2023 based on the Company’s ARR and a portion of which had potential vesting in 2024 based on the Company’s relative TSR. The portion based on TSR had three scoring windows of one, two, and three years, each measured separately but with no vesting occurring until May 15, 2024. The threshold level of performance for each measurement period was a TSR ranking at the 25th percentile of the S&P 500. The actual TRS rankings achieved for the one-, two-, and three-year measurement periods were the 18th, 9th, and 13th percentile, respectively, none of which satisfied the threshold, so no payouts were made under the TSR portion of these awards.
PRSU awards granted in 2022
Our Named Executive Officers, except for Mr. Sawarynski, received PRSU awards in 2022 with performance goals for relative TSR and annualized recurring revenue, or ARR, weighted equally, and a modifier that adjusts the TSR/ARR results by +/-10% based on achievement of goals around sustainability objectives and people initiatives (beginning in 2024, our PRSU grants no longer include this modifier). Mr. Sawarynski, who was not an executive officer in 2022, received a similar award that was based solely on ARR and did not include the TSR goals or the modifier. Although these 2022 PRSU awards did not vest until March 31, 2025, information regarding the results against their performance criteria is set forth below.
The awards provide that up to 200% of the target number of units may be earned at maximum achievement of both the TSR goals and the ARR goals, with up to an additional +10% (multiplicative), or a total of 220%, at maximum achievement of the modifier.
The 2022 TSR goal was based on relative total shareholder return over three years, from April 1, 2022 to March 31, 2025, ranked against the S&P 500 Index. The payout curve provides that at a threshold level of performance (TSR at the 25th percentile), the TSR payout will be 50%; at target (TSR at the 50th percentile), the TSR payout will be 100%; and at maximum (TSR at or above the 75th percentile), the TSR payout will be 200%; with linear interpolation applied between defined points. Trimble’s TSR over the performance period ranked at the 26th percentile, yielding a payout rate of 51.8% for the TSR goal.
The 2022 ARR goal was based on the cumulative annual growth rate (“CAGR”) in annualized recurring revenue, or ARR, over three fiscal years, from January 1, 2022 to January 3, 2025. The payout curve provides that any performance below a threshold level (CAGR of 5%) will yield an ARR payout of 0%; performance at target (CAGR of 11%) will yield an ARR payout of 100%; and at the maximum level of performance (CAGR of 17%), the ARR payout will be 200%; with linear interpolation applied between defined points. The final ARR, at the end of the fourth quarter of fiscal 2024, was $2.26 billion. As prescribed by the award agreements, this amount was adjusted to account for certain acquisitions and divestitures and currency fluctuations, in order to more closely reflect organic results. The adjusted ARR was $2.11 billion, representing a 3-year CAGR of 14.4%, yielding a payout rate of 156.5% for the ARR goal.
The modifier for the 2022 PRSU awards was based one-half on progress towards our goals for carbon emissions reduction and one-half on progress on people initiatives, both measured over the three calendar years from January 1, 2022 to December 31, 2024. The modifier adjusts the TSR + ARR vesting outcome by +/-10% (multiplicative), subject to a cap on the final payout at 200% unless TSR performance in the period is within the top quartile of the S&P 500. The payout curve for the modifier provides that any performance below a threshold level will yield a modifier of -10% (resulting in 90% payout of the TSR + ARR vesting outcome), performance at target level will yield a modifier of 0% (resulting in 100% payout of the TSR + ARR vesting outcome), and performance at the maximum level will yield a modifier of +10% (resulting in 110% payout of the TSR + ARR vesting outcome), with linear interpolation applied between defined points of the payout curve. As of March 31, 2025, certain data needed for final determination of the modifier remained subject to confirmation. However, based on data available as of March 31, 2025, (i) the performance on carbon emissions reduction exceeded the maximum performance level, which would contribute a full +5.0% to the modifier, (ii) progress on the people initiatives was below the target performance level, contributing -3.7% to the modifier, and (iii) such amounts together would yield an estimated aggregate modifier of +1.3% of the TSR + ARR vesting outcome.
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Based on the TSR and ARR outcomes (payout rates of 51.8% and 156.5%, respectively), the combined payout rate of the 2022 PRSUs was 104.1% before applying the modifier. If the modifier is as estimated based on data available as of March 31, 2025, or +1.3%, the overall payout rate would be 105.5%.
The table below shows, for each of our Named Executive Officers, (i) the number of target units under the 2022 PRSUs, (ii) the number of shares vesting based solely on the TSR + ARR payout rate of 104.1%, before applying the modifier, (iii) in the column labeled A, the number of shares that would vest if the modifier was -10% for below-threshold performance of the modifier goals, or 90% of the number of shares vesting based solely on the TSR + ARR payout rate, (iv) in the column labeled B, the number of additional shares issuable if the modifier were neutral, or 0%, for on-target performance of the modifier goals, (v) in the column labeled C, the number of further additional shares issuable if the modifier is as estimated based on data available as of March 31, 2025, which would be +1.3% of the sum of columns A and B, and (vi) the sum of columns A, B, and C, which is the total number of shares issuable for the awards based on data available as of March 31, 2025.

Named Executive Officer	Target number of 2022 PRSUs	Number of 2022 PRSUs vesting based on TSR + ARR results (before modifier)	(A) 2022 PRSUs vested if modifier is ‑10%	(B) Additional 2022 PRSUs issuable based on neutral modifier	(C) Further 2022 PRSUs issuable based on est. modifier of +1.3% (1)	Total of (A)+(B)+(C) (1) (2)
Mr. Painter	105,324	109,690	98,720	10,970	1,426	111,116
Mr. Sawarynski (2)	2,047					3,203
Mr. Barnes (3)	—					—
Mr. Bisio	10,238	10,662	9,595	1,067	139	10,801
Mr. Large	8,776	9,140	8,225	915	119	9,259
Mr. Schwartz	5,668	5,903	5,312	591	77	5,980
(1)    Estimated based on data available as of March 31, 2025.
(2)    Mr. Sawarynski’s award in 2022 was based solely on ARR and did not include the TSR goals or the modifier for sustainability goals and people initiatives, so his total number of shares from the 2022 PRSUs is the target number of units times the ARR payout rate (156.5%).
(3)    Mr. Barnes forfeited his awards upon his retirement.
Other Executive Compensation Matters
Welfare and Health Benefits
Our executive officers are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits (which vary by country/region), include health and wellness benefits, life insurance and disability benefits, flexible savings accounts, paid time off, parental and family leave, and various support and assistance programs. In addition, our employees, including our executive officers, are eligible to participate in our Section 401(k) retirement plan, under which participants in general may receive up to $4,000 per year in matching Company contributions, and our Employee Stock Purchase Plan, under which participants may purchase shares of Company stock at a discount, at regular intervals.
In late 2022, the People & Compensation Committee approved the use of an external vendor to conduct a comprehensive annual executive physical exam for certain executives, including each of our Named Executive Officers. The People & Compensation Committee determined it was important that our most senior leaders prioritize their own health in the best interests of our continued success. In 2024, payments for this benefit were made on behalf of Mr. Painter and Mr. Bisio in the amounts of $4,641 and $7,740, respectively.
Certain of the Company’s executive officers, including each of the Named Executive Officers, are eligible to participate in a post-employment equity vesting arrangement (see the description under “Post-Employment Compensation—Trimble Age & Service Equity Vesting Program” later in this proxy statement). Certain of our Named Executive Officers have also participated in our Non-Qualified Deferred Compensation Plan, further discussed later in this proxy statement. In addition, we pay basic life insurance premiums on behalf of our Named Executive Officers, as part of our general death benefits for full time employees.
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In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers except as generally made available to our employees. During 2024, none of our Named Executive Officers received perquisites or other personal benefits that were $10,000 or more for any individual.
In the future, we may provide perquisites or other personal benefits, subject to review and approval by the People & Compensation Committee.
Employment Arrangements
We have entered into written employment offer letters with each of our executive officers, including our Named Executive Officers. In filling each of our executive positions, we recognize the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.
Executive Severance and Change-in-Control Compensation Arrangements
We have entered into executive severance and change in control severance agreements (the “Severance Agreements”) with each of our executive officers, including our Named Executive Officers. The post-employment compensation arrangements provided under the Severance Agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their employment agreements or offer letters. We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executive officers. The Severance Agreements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances, to facilitate their transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
The People & Compensation Committee does not consider the specific amounts payable under the executive severance and change-in-control severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of our executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.
For detailed descriptions of the post-employment compensation arrangements we maintained with our Named Executive Officers for 2024, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Post-Employment Compensation” later in this proxy statement.
Other Compensation Policies and Practices
Stock Ownership Policy
We maintain a stock ownership policy for our executives, and stock ownership guidelines for members of our Board, to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance.
The stock ownership policy requires our executive officers (as defined under SEC rules) to each own a minimum number of shares of our common stock equal to a multiple of his or her annualized base salary. Effective November 2022, our Board modified the stock ownership policy for executives to increase the threshold stock ownership requirements and to introduce a stock retention requirement. The guidelines require our executive
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officers to maintain ownership in the Company’s stock equal to a multiple of their base salary. The multiple of base salary for the CEO is 8x (increased from 5x), for other executive officers besides the Chief Accounting Officer is 3x (increased from 2x), and for the Chief Accounting Officer is 2x (increased from 1x). Our executives will have 5 years to achieve these heightened levels of stock ownership, subject to the new stock retention policy if the threshold ownership level has not yet been achieved. The new threshold ownership levels are set forth below:

Position	Multiple of Base Salary
CEO	8x
Other executive officers	3x
Chief Accounting Officer	2x
Shares owned indirectly are counted toward the ownership guidelines, provided there is an economic interest in the shares. Shares subject to time-based RSUs are counted toward the ownership guidelines, whether vested or unvested, but shares subject to unexercised options and unearned PRSUs are not counted toward the ownership guidelines. The shares needed for an executive to meet the minimum ownership level may be accumulated during the first five years from the date they assume one of the roles listed or from the effectiveness of the new ownership requirements, whichever is greater. Until that ownership requirement is attained, covered executives must retain 50% of their after-tax shares acquired upon exercise or vesting of an equity award. As of the Record Date, each of our executive officers, including the Named Executive Officers, to whom the minimum ownership levels apply, has achieved their respective required ownership levels. For the stock ownership requirements applicable to the members of our Board, see “Non‑Employee Director Compensation—Non-Employee Director Stock Ownership Guidelines.”
Compensation Recovery (“Clawback”) Policy
In May 2017, the Board adopted the Trimble Inc. Incentive Compensation Recoupment Policy, which was amended in September 2023 (such policy, as amended, the “Clawback Policy”). The Clawback Policy includes both (1) a mandatory recovery element applicable to our current and former executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 officers”) to comply with the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Nasdaq listing standards regarding recovery of erroneously awarded compensation in the event of an accounting restatement on a “no fault” basis and (2) a discretionary element that permits the Company to seek recovery or forfeiture of Additional Compensation (as defined below) over a three-year look-back period awarded to our current and former Section 16 officers if they committed certain misconduct that directly caused or materially contributed to the need for an accounting restatement. “Additional Compensation” means compensation that is received by a current or former Section 16 officer during the applicable look-back period, whether cash- or equity-based (including, without limitation, time-based and performance-based equity awards), which may be discretionary or performance-based, but not including salary or employee retirement, welfare benefits and not including compensation recoverable under the mandatory recovery aspect of the Clawback Policy. Each of our Section 16 officers is required to sign an acknowledgment of the Clawback Policy. The Clawback Policy was filed as Exhibit 10.1 to the Company’s quarterly report on Form 10-Q for the quarter ended September 29, 2023.
Policy Prohibiting Hedging or Pledging of Company Securities
We have a policy that prohibits all hedging or monetization transactions that could result in an employee, including an executive officer, or a member of our Board to continue to own the covered securities at issue, but without the full risks and rewards of ownership. If that were to occur, the employee or director may no longer have the same objectives as our other stockholders. We consider it improper and inappropriate for our employees, including our executive officers, to engage in such transactions, and have expressly prohibited directors, employees and their designees from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset any decrease in the market value of our equity securities, under our Insider Trading Policy, a copy of which was filed as Exhibit 19.1 to our Annual Report on Form 10-K for fiscal 2024. Our Insider Trading Policy and related procedures are designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq Listing Standards.
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While use of Company securities as collateral for margin accounts or other transactions does not directly create a misalignment with stockholders’ interests, it raises potential risks to stockholder value, particularly if the pledge is significant. Based on these potential risks, we have prohibited pledging transactions as well.
Equity Grant Timing Practices
The Company does not time equity awards in coordination with the release of material non-public information. Annual equity awards are granted as of the date of the People & Compensation Committee’s March meeting, and grants to any newly hired or promoted executives are made on the date of hire or promotion. We do not grant any form of equity compensation in anticipation of the release of material non-public information, and similarly, we do not time the release of material non-public information based on equity award grant dates for the purpose of affecting the value of any equity award. The People & Compensation Committee also does not take material non-public information into account when determining the timing and terms of equity award grants; provided, that, if material non-public information became known to the People & Compensation Committee prior to granting an equity award, it may take the existence of such information into consideration and use its business judgment to determine whether to delay the grant of equity.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, the Company’s tax deduction for compensation of certain “covered employees” is generally limited to $1 million per taxable year for each covered employee. Section 162(m) applies to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other officer of the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. The American Rescue Plan Act of 2021 (ARPA) further expanded the scope of a “covered employee” under Section 162(m) and such expanded scope is scheduled to take effect in taxable years beginning after December 31, 2026.
The Company has awarded, and may continue to award, compensation that it considers appropriate which does not qualify for deductibility under Section 162(m).
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under such act or under the Securities Act of 1933.
The People & Compensation Committee (which fulfills the role of the “Compensation Committee" as prescribed under SEC rules) has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and, based on this review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement and, by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2025.
Submitted by the People & Compensation Committee of the Company’s Board of Directors,

Börje Ekholm	Meaghan Lloyd	Ronald S. Nersesian	Johan Wibergh, Chair
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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the compensation information for the 2024, 2023 and 2022 fiscal years for each of the Named Executive Officers.

SUMMARY COMPENSATION TABLE — 2024, 2023, and 2022
Name and Principal Position	Year (1)	Salary (2) ($)	Stock awards (3) (4) ($)	Option awards (4) ($)	Non-equity incentive plan compensation (5) ($)	All other compensation (6) ($)	Total ($)
Robert G. Painter	2024	950,000	12,412,827	2,224,330	3,347,714	4,000	18,938,871
President and Chief Executive Officer	2023	950,000	10,595,669	2,084,098	1,320,338	4,537	14,954,642
	2022	937,692	14,116,649	—	1,074,217	5,808	16,134,366
Phillip Sawarynski	2024	430,493	3,241,051	339,825	549,559	4,000	4,564,928
Chief Financial Officer

David G. Barnes	2024	535,600	—	—	686,329	618	1,222,547
Former Chief Financial Officer	2023	530,450	2,697,263	434,191	393,192	4,050	4,059,146
	2022	515,000	3,478,978	—	314,657	4,000	4,312,635
Ronald J. Bisio	2024	457,692	3,096,527	463,412	545,642	4,000	4,567,273
Senior Vice President	2023	439,299	1,258,649	202,616	324,966	4,400	2,229,930
	2022	399,620	1,623,456	—	244,162	4,000	2,271,238
Peter Large	2024	450,000	1,032,122	154,471	432,480	4,000	2,073,073
Senior Vice President	2023	450,000	1,258,649	202,616	333,559	4,000	2,248,824

Mark Schwartz	2024	457,692	3,096,527	463,412	698,277	4,000	4,719,908
Senior Vice President

(1)Mr. Sawarynski, Mr. Large, and Mr. Schwartz became Named Executive Officers in 2024, 2023, and 2024, respectively.
(2)The amounts shown are for amounts of salary earned in each year, which generally differ from base salary rates for a number of reasons. Base salary rates are generally adjusted mid year and do not include all elements included in the salaries shown in the table, such as vacation pay, which can vary from year to year.
(3)The amounts shown in this column for 2024 included certain PRSUs that are valued assuming target performance levels. Assuming maximum performance was achieved, the grant date value of such PRSUs would be as follows: Mr. Painter $18,700,164, Mr. Sawarynski $2,857,050, Mr. Bisio $3,895,948, Mr. Large $1,298,542, and Mr. Schwartz $3,895,948. For comparison with the values shown in the table, those numbers would need to be added to the following grant date values for RSUs: Mr. Painter $3,062,745, Mr. Sawarynski $1,812,526, Mr. Bisio $1,148,553, Mr. Large $382,851, and Mr. Schwartz $1,148,553.
(4)The fair values of stock awards were calculated in accordance with FASB ASC Topic 718. See Note 3 to the following table, “Grants of Plan-Based Awards—2024,” for details regarding the calculation of fair values.
(5)Consists of cash bonuses earned under the Trimble OneBonus Plan (TOP).
(6)Consists of items not reportable in other columns of the table. For 2024, the amounts reported consist solely of the Company’s matching 401(k) plan contributions, and exclude any amounts for perquisites and other personal benefits, as the total value of all such perquisites and personal benefits for each Named Executive Officer was less than $10,000.
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Grants of Plan-Based Awards
The table below lists the plan-based awards for each of the Named Executive Officers during the fiscal year ended January 3, 2025.

GRANTS OF PLAN-BASED AWARDS — 2024
Name	Award type (1)	Grant date	Estimated future payouts under non-equity incentive plan awards (2)			Estimated possible payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/share)	Grant date fair value of stock and option awards (3) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert G. Painter	Cash Incentive		171,000	1,900,000	4,180,000
	RSU Award	3/19/2024							48,255			3,062,745
	PRSU Award	3/19/2024				28,953	115,812	231,624				9,350,082
	Option Award	3/19/2024								86,859	63.47	2,224,330
Phillip Sawarynski	Cash Incentive		30,878	343,094	754,806
	RSU Award	1/16/2024							19,286			970,279
	RSU Award	3/19/2024							13,270			842,247
	PRSU Award	3/19/2024				4,424	17,694	35,388				1,428,525
	Option Award	3/19/2024								13,270	63.47	339,825
David G. Barnes	Cash Incentive		38,563	428,480	942,656							—
Ronald J. Bisio	Cash Incentive		13,176	366,000	805,200
	RSU Award	3/19/2024				—	—	—	18,096			1,148,553
	PRSU Award	3/19/2024				6,032	24,128	48,256				1,947,974
	Option Award	3/19/2024				—	—	—		18,096	63.47	463,412
Peter Large	Cash Incentive		24,300	270,000	594,000
	RSU Award	3/19/2024							6,032			382,851
	PRSU Award	3/19/2024				2,011	8,042	16,084				649,271
	Option Award	3/19/2024								6,032	63.47	154,471
Mark Schwartz	Cash Incentive		13,248	368,000	809,600
	RSU Award	3/19/2024							18,096			1,148,553
	PRSU Award	3/19/2024				6,032	24,128	48,256				1,947,974
	Option Award	3/19/2024								18,096	63.47	463,412
(1)The time‑based RSU awards and the option awards vest over three years, with one third vesting on each anniversary of the “vesting start date”, which is April 15, 2024 for all such awards in the table except Mr. Sawarynski’s RSU award granted on January 16, 2024, for which the “vesting start date” is February 15, 2024. The material terms of the PRSU awards are described in “Compensation Discussion and Analysis” above, under the section “Details of 2024 Executive Compensation—Long-Term Incentive Compensation.”
(2)Under TOP for 2024, the annual target cash incentive opportunity was a percentage of base salary (based on a quarterly average during the year), which was 200% for Mr. Painter, 60% for Mr. Large, and 80% for the other Named Executive Officers, subject in each case to a non-financial modifier of up to +/-10% of the vesting outcome for the financial measures. No payout is guaranteed under TOP. Below threshold performance, the payout is 0%. Threshold payout for a given metric is 0.5x (50%) of target, subject to a reduction of 10% for the non-financial modifier. The maximum payout is 2x (200%) of target plus up to an additional 10% for the non-financial modifier, such that the maximum payout under TOP is 220% of target.
(3)The fair values of stock awards were calculated in accordance with FASB ASC Topic 718. The fair value of the time-based RSU awards is determined using the closing price of our common stock on the date of grant. The fair value of the performance-based PRSU awards is determined by the probable achievement of the underlying performance goals as of the grant date and, for the awards based on total shareholder return, by using a Monte Carlo valuation model. The fair value of the options is determined by the Black-Scholes valuation model. For a description of the assumptions used in determining the value of stock awards, please refer to “Note 14: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on April 25, 2025.
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Outstanding Equity Awards at Fiscal Year-End
The table below shows the stock options and stock awards outstanding for each of the Named Executive Officers as of the fiscal year ended January 3, 2025.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2024
Name	Grant Date			Option awards				Stock awards
				Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Robert G. Painter	1/4/2020	(3)		208,847		41.51	1/4/2030
	3/29/2022	(4)						23,406	1,651,761
	3/29/2022	(5)	(A)							115,856	8,175,986
	3/29/2022	(6)	(C)							23,698	1,672,361
	3/21/2023	(7)		35,335	70,672	49.90	3/21/2033
	3/21/2023	(4)						39,262	2,770,719
	3/21/2023	(8)	(B)							106,007	7,480,914
	3/21/2023	(9)	(B)							35,336	2,493,662
	3/19/2024	(7)			86,859	63.47	3/19/2034
	3/19/2024	(4)						48,255	3,405,355
	3/19/2024	(10)	(B)							57,906	4,086,426
	3/19/2024	(11)	(A)							115,812	8,172,853
Phillip Sawarynski	3/29/2022	(4)						1,024	72,264
	3/29/2022	(12)	(A)							4,094	288,914
	1/17/2023	(4)						1,312	92,588
	3/21/2023	(13)	(B)							2,749	193,997
	3/21/2023	(4)						2,748	193,926
	1/16/2024	(4)						19,286	1,361,013
	3/19/2024	(7)			13,270	63.47	3/19/2034
	3/19/2024	(4)						13,270	936,464
	3/19/2024	(10)	(B)							8,847	624,333
	3/19/2024	(11)	(A)							17,694	1,248,666
David G. Barnes	12/2/2019	(14)		29,455		40.40	12/2/2029
	3/29/2022	(4)						7,315	516,220
	3/29/2022	(5)	(A)							24,136	1,703,292
	3/29/2022	(6)	(C)							4,937	348,401
	3/21/2023	(7)		7,361	14,724	49.90	3/21/2033
	3/21/2023	(4)						14,724	1,039,073
	3/21/2023	(8)	(B)							22,085	1,558,538
	3/21/2023	(9)	(B)							7,362	519,536
Ronald J. Bisio	3/29/2022	(4)						3,414	240,926
	3/29/2022	(5)	(A)							11,262	794,745
	3/29/2022	(6)	(C)							2,304	162,562
	3/21/2023	(7)		3,435	6,871	49.90	3/21/2033
	3/21/2023	(4)						6,871	484,886
	3/21/2023	(8)	(B)							10,306	727,294
	3/21/2023	(9)	(B)							3,435	242,408
	3/19/2024	(7)			18,096	63.47	3/19/2034
	3/19/2024	(4)						18,096	1,277,035
	3/19/2024	(10)	(B)							12,064	851,356
	3/19/2024	(11)	(A)							24,128	1,702,713
Peter Large	3/29/2022	(4)						2,926	206,488
	3/29/2022	(5)	(A)							9,654	681,255
	3/29/2022	(6)	(C)							1,975	139,348
	3/21/2023	(7)		3,435	6,871	49.90	3/21/2033
	3/21/2023	(4)						6,871	484,886
	3/21/2023	(8)	(B)							10,306	727,294
	3/21/2023	(9)	(B)							3,435	242,408
	3/19/2024	(7)			6,032	63.47	3/19/2034
	3/19/2024	(4)						6,032	425,678
	3/19/2024	(10)	(B)							4,021	283,762
	3/19/2024	(11)	(A)							8,042	567,524
Mark Schwartz	3/29/2022	(4)						1,890	133,377
	3/29/2022	(5)	(A)							6,235	439,990
	3/29/2022	(6)	(C)							1,275	89,998
	3/21/2023	(7)		2,699	5,399	49.90	3/21/2033
	3/21/2023	(4)						5,399	381,007
	3/21/2023	(8)	(B)							8,098	571,476
	3/21/2023	(9)	(B)							2,699	190,468
	3/19/2024	(7)			18,096	63.47	3/19/2034
	3/19/2024	(4)						18,096	1,277,035
	3/19/2024	(10)	(B)							12,064	851,356
	3/19/2024	(11)	(A)							24,128	1,702,713
(Footnotes on following page)
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(1)    The market value was calculated using the closing price of the Company’s common stock at fiscal year end, which was $70.57.
(2)    The PRSU awards vest depending on satisfaction of the applicable performance conditions, with linear interpolation between threshold and maximum achievement. In accordance with SEC rules, the number and value shown for these awards with open performance periods reflect one of: (x) threshold achievement in the case of awards tracking at or below threshold level, (y) target achievement in the case of awards tracking above threshold but at or below target level, or (z) maximum achievement in the case of awards tracking above target level.
(3)    This performance stock option vested in 1/3 increments upon achievement of stock appreciation goals reflecting increases of 10%, 20% and 30% above the exercise price at any time within five years from the date of grant, subject to continued service by Mr. Painter for three years from the date of grant. All of the stock appreciation goals had been reached as of the end of 2020, and the time-vesting has been satisfied, so this award is fully vested.
(4)    These time-based RSU awards vest over three years, with one third vesting on each anniversary of the designated “vesting start date”, which is set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month.
(5)    Represents the portion of the PRSU awards granted in 2022 that are based on ARR performance. These awards will vest March 31, 2025, depending on growth in ARR over the three fiscal years ending January 3, 2025. The payout curve ranges from 0%-200% (threshold to maximum, with target performance yielding a payout rate of 100%). This vesting outcome is then potentially adjusted by a “modifier” based on achievement of sustainability goals and people initiatives, which can adjust the vesting outcome for the financial measure by +/- 10%, although the awards are subject to a cap on the final payout at 200% should TSR performance in the period fall below the top quartile of the S&P 500.
(6)    Represents the portion of the PRSU awards granted in 2022 that are based on TSR performance. These awards will vest March 31, 2025, depending on the Company’s TSR percentile ranking amongst the S&P 500 over the three years from April 1, 2022 to March 31, 2025. The payout curve ranges from 50%-200% with a threshold of TSR at the 25th percentile, below which no amount will be earned. At the threshold 25th percentile, the payout factor will be 50%; at the 50th percentile, the payout factor will be 100%; and at the 75th percentile or above, the payout factor will be 200%. This vesting outcome is then potentially adjusted by the same modifier as described in Note (5) above.
(7)    These options vest over three years, with one third vesting on each anniversary of the designated “vesting start date”, which is set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month.
(8)    Represents the portion of the PRSU awards granted in 2023 that are based on ARR performance. These awards will vest on March 31, 2026, depending on growth in ARR over the three fiscal years ending at the end of fiscal 2025. The other terms of these awards are materially the same as those described in Note (5) above.
(9)    Represents the portion of the PRSU awards granted in 2023 that are based on TSR performance. These awards will vest on March 31, 2026, depending on the Company’s TSR percentile ranking amongst the S&P 500 over the three years from April 1, 2023 to March 31, 2026. The other terms of these awards are materially the same as those described in Note (6) above.
(10) Represents the portion of the PRSU awards granted in 2024 that are based on ARR performance. The performance period for this portion of the award is from the beginning of fiscal 2024 to the end of fiscal 2026, and the award vests on April 15, 2027. The other material terms of these PRSU awards are described in “Compensation Discussion and Analysis” above, under the section “Details of 2024 Executive Compensation—Long-Term Incentive Compensation.”
(11)     Represents the portion of the PRSU awards granted in 2024 that are based on TSR performance. The performance period for this portion of the award is from the beginning of calendar 2024 to the end of calendar 2026, and the award vests on April 15, 2027. The other material terms of these PRSU awards are described in “Compensation Discussion and Analysis” above, under the section “Details of 2024 Executive Compensation—Long-Term Incentive Compensation.”
(12) This PRSU award is based on growth in ARR, with the same terms as those described in Note (5) above, except without the modifier for sustainability goals and people initiatives.
(13) This PRSU award is based on growth in ARR, with the same terms as those described in Note (8) above, except without the modifier for sustainability goals and people initiatives.
(14)These options vested over five years, with 40% vesting on the second anniversary of the grant date and the remaining 60% vesting equally on a monthly basis thereafter.
(A)     These awards were tracking above target as of January 3, 2025 and therefore are reported in the table assuming maximum achievement levels.
(B)     These awards were tracking above threshold level but below target level as of January 3, 2025 and therefore are reported in the table assuming target achievement levels.
(C)     These awards were tracking below threshold level as of January 3, 2025 and therefore are reported in the table assuming threshold achievement levels.
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Option Exercises and Stock Vested
The table below shows the aggregate number of shares subject to stock options that were exercised by each of the Named Executive Officers and the aggregate number of shares acquired through vesting of RSU awards, during the fiscal year ended January 3, 2025.

OPTION EXERCISES AND STOCK VESTED — 2024
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Robert G. Painter	—	—	59,909	3,568,682
Phillip Sawarynski	—	—	5,702	341,373
David G. Barnes	—	—	20,954	1,246,893
Ronald J. Bisio	—	—	9,361	558,049
Peter Large	—	—	8,140	486,658
Mark Schwartz	—	—	11,275	643,752
(1)Determined by multiplying the closing price of a share of our common stock on the distribution date of vesting by the number of shares vested.
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Deferred Compensation
The Company has a Non-Qualified Deferred Compensation Plan (“DCP”) in which certain employees, officers and members of the Board could participate before the plan was suspended. The Company has not made any contributions to the DCP on behalf of the members of the Board or the Named Executive Officers, even though the Company has the ability to do so under the terms of the DCP. The Company determined to suspend the DCP as of the beginning of 2021, although prior contributions will continue to be held in the DCP in accordance with its terms.
The terms of the DCP while in effect were as follows: participants in the DCP may elect to defer a portion of their salary, bonus or director fees. A participant in the DCP may defer 5%–90% of base salary, 85% of bonus or 100% of director fees. Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions, similar to the funds available in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death, and participants may request withdrawals in the event of a severe financial hardship.
The table below shows activity under the DCP involving the Named Executive Officers during the fiscal year ended January 3, 2025. There were no contributions by or on behalf of any of the Named Executive Officers in the last three fiscal years.

Name	Aggregate earnings in last FY ($) (1)	Aggregate balance at last FYE ($) (2)
Robert G. Painter	12,887	78,513
Phillip Sawarynski	—	—
David G. Barnes	—	—
Ronald J. Bisio	230,655	1,135,547
Peter Large	—	—
Mark Schwartz	41,067	193,806
(1)Amounts included in the “Aggregate Earnings in Last FY” column are not reported as compensation in the “Summary Compensation Table” because these amounts represent only changes in market value of previously contributed deferred compensation and the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation under the DCP.
(2)Amounts in this column have been reported in the “Summary Compensation Table” in prior Company proxy statements, except to the extent that the individual was not a Named Executive Officer for the applicable year or to the extent such amounts are of the same character as described in Note (1) above.
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POST-EMPLOYMENT COMPENSATION
Potential Payments upon Termination or a Change in Control
The Board has approved standard forms of an Executive Severance Agreement and a Change in Control Severance Agreement for the Company’s executive officers. The Company has entered into such agreements with each of the Named Executive Officers besides Mr. Painter providing the benefits described below, and has entered into agreements with Mr. Painter on substantially similar terms but with the additional benefits described below. The post-employment compensation arrangements provided under these agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their prior employment agreements or offer letters.
Under the Executive Severance Agreements, if the executive’s employment is terminated by the Company other than for “cause” or if the executive terminates his or her employment for “good reason” (as such terms are defined in the agreements), and such termination is not covered by the provisions of the Change in Control Severance Agreement described below, and subject to the executive executing a release of any claims against the Company, the executive will receive:
•100% (200% in the case of Mr. Painter) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus under the Company's management incentive plan, which is an amount equal to a percentage of the executive’s annual base salary;
•a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;
•a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Painter) of continued health coverage; and
•pro rata vesting of outstanding equity awards based on the length of time from the date of the grant to the date of termination, with the pro rata portion of any performance-based awards settled after the end of the applicable performance period and based additionally on actual attainment of the performance goals. For Mr. Painter, any time-based equity awards (stock options or time-based restricted stock units) would be subject to an additional 12 months service credit toward vesting of the awards in addition to the pro rata vesting described in the prior sentence.
Under the Change in Control Severance Agreements, if the executive’s employment is terminated as described above and the termination occurs within 12 months following a change in control, or within three months prior to the change in control if such termination is in connection with the change in control, the executive will instead receive:
•150% (200% in the case of Mr. Painter) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus;
•a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;
•a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Painter) of continued health coverage; and
•accelerated vesting of outstanding equity awards.
In the event that the benefits payable under these arrangements constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. None of the Executive Severance Agreements or Change in Control Severance Agreements provide for a tax “gross-up” obligation by the Company in the event that any excise tax becomes payable by a Named Executive Officer.
The foregoing description is qualified in its entirety by the description of the standard forms of these agreements filed as exhibits 10.10 and 10.11 to the Company’s Annual Report on Form 10-K filed April 25, 2025, and the
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agreements with Mr. Painter filed as Exhibits 10.15 and 10.16 to the Company's Annual Report on Form 10-K filed February 26, 2021.
Termination without a Change in Control
The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Executive Severance Agreements based upon the assumption that a qualifying termination event (as described above) occurred on the last day of the fiscal year ended January 3, 2025, and such termination was not in connection with a change in control.

POTENTIAL PAYMENTS UPON A QUALIFYING TERMINATION
Name	Multiple of salary and target bonus ($) (1)	Bonus accrued but unpaid as of fiscal year end ($)	Health benefits ($) (2)	Total ($)
Robert G. Painter	5,700,000	3,347,714	53,389	9,101,103
Phillip Sawarynski	793,094	549,559	33,473	1,376,126
David G. Barnes (3)	964,080	686,329	28,016	1,678,425
Ronald J. Bisio	826,000	545,642	41,525	1,413,167
Peter Large	720,000	432,480	32,315	1,184,795
Mark Schwartz	828,000	698,277	41,525	1,567,802
(1)    The multiple for Mr. Painter is 200%. The multiple for the other Named Executive Officers is 100%. The target bonus amounts are calculated based on average salary during the year, which may differ from current salary.
(2)    Reflects a lump-sum cash payment approximating the cost of COBRA premiums for continued health coverage for 14 months (18 months in the case of Mr. Painter).
(3)    Mr. Barnes retired from the Company effective January 17, 2025.
The amounts shown below reflect an estimate of the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a qualifying termination event had occurred on January 3, 2025 and such termination was not in connection with a change in control.

POTENTIAL ACCELERATION OF EQUITY UPON A QUALIFYING TERMINATION
Name	Accelerated vesting of (1)		Aggregate market value of accelerated in-the-money options as of fiscal year end ($)	Aggregate market value of accelerated RSUs and PRSUs as of fiscal year end ($)	Total ($)
	Options (#)	RSUs and PRSUs (#)
Robert G. Painter	127,368	246,370	1,798,639	17,386,345	19,184,984
Phillip Sawarynski	6,110	29,118	43,381	2,054,840	2,098,221
David G. Barnes (2)	10,664	43,885	220,420	3,096,969	3,317,389
Ronald J. Bisio	13,308	33,943	162,016	2,395,358	2,557,374
Peter Large	7,753	23,488	122,575	1,657,534	1,780,108
Mark Schwartz	12,242	27,153	139,980	1,916,212	2,056,192
(1)Reflects pro rata vesting of each stock option and time-based RSU award, and pro rata vesting of PRSU awards with adjustment based on estimated attainment of performance to date.
(2)Mr. Barnes retired from the Company effective January 17, 2025.
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Termination in Connection with a Change in Control
The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Change in Control Severance Agreements based upon the assumption that a change in control event occurred on January 3, 2025 and the Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL PAYMENTS UPON A CHANGE IN CONTROL AND QUALIFYING TERMINATION
Name	Multiple of salary and target bonus ($) (1)	Bonus accrued but unpaid as of fiscal year end ($)	Health Benefits ($) (2)	Total ($)
Robert G. Painter	5,700,000	3,347,714	53,389	9,101,103
Phillip Sawarynski	1,189,641	549,559	33,473	1,772,673
David G. Barnes (3)	1,446,120	686,329	28,016	2,160,465
Ronald J. Bisio	1,239,000	545,642	41,525	1,826,167
Peter Large	1,080,000	432,480	32,315	1,544,795
Mark Schwartz	1,242,000	698,277	41,525	1,981,802
(1)The multiple for Mr. Painter is 200%. The multiple for the other Named Executive Officers is 150%.
(2)Reflects a lump-sum cash payment approximating the cost of COBRA premiums for continued health coverage for 14 months (18 months in the case of Mr. Painter).
(3)Mr. Barnes retired from the Company effective January 17, 2025.
The amounts shown below reflect an estimate of the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a change in control event had occurred on January 3, 2025 and the Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL ACCELERATION OF EQUITY UPON A CHANGE IN CONTROL AND QUALIFYING TERMINATION
Name	Accelerated vesting of		Aggregate market value of accelerated in-the-money options as of fiscal year end ($)	Aggregate market value of accelerated RSUs and PRSUs as of fiscal year end ($)	Total ($)
	Options (#)	RSUs and PRSUs (#)
Robert G. Painter	157,531	376,858	2,077,489	26,594,899	28,672,388
Phillip Sawarynski	13,270	56,929	94,217	4,017,459	4,111,676
David G. Barnes (1)	14,724	57,585	304,345	4,063,782	4,368,127
Ronald J. Bisio	24,967	64,825	270,505	4,574,685	4,845,190
Peter Large	12,903	37,910	184,851	2,675,299	2,860,150
Mark Schwartz	23,495	56,448	240,079	3,983,539	4,223,618
(1)    Mr. Barnes retired from the Company effective January 17, 2025.
The Company’s 2002 Stock Plan also contains certain provisions regarding termination in connection with a change in control of the Company. Under the terms of the Company’s 2002 Stock Plan, if an executive is terminated for certain qualifying reasons following a change in control (or prior to a change in control if such termination was at the request of the potential acquirer), the executive’s then-unvested restricted stock units and options would immediately vest.
Trimble Age & Service Equity Vesting Program
Certain of the Company’s executive officers, including each of the Named Executive Officers, are eligible to participate in the Trimble Age & Service Equity Vesting Program (the “Vesting Program”), which provides for the vesting of certain equity awards, as well as certain medical benefit payments, to eligible participants upon retirement. Program eligibility requires a minimum age of 55, a minimum of 10 years of continuous service or 15 years of cumulative service (including at least five years of continuous service immediately prior to retirement), and a “combined 70” requirement that the sum of the participant’s years of age and years of service combines to total at least 70 years. Participants must also agree to a general release of claims and to non-solicitation and non‑competition obligations. Under the Vesting Program, eligible equity awards, which are equity awards granted after the time a participant is selected by the People & Compensation Committee to participate in the Vesting Program, will vest upon retirement of an eligible participant. Time-based restricted stock units and other time-based equity will fully vest, and performance stock units will vest on a pro rata basis, subject to the satisfaction of
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any performance-based vesting conditions. In addition, upon a qualifying retirement of a participating executive, the executive will receive a lump sum medical and dental benefit in the amount of $50,000. If a termination event gives rise to benefits under the Vesting Program and a Change-in-Control Severance Agreement, Executive Severance Agreement, or other severance arrangement, the executive will be entitled to receive benefits under the Vesting Program or the severance arrangement but not both.
As of the Record Date, Mr. Bisio met the criteria for a qualifying retirement.
Death Benefits
The Company provides certain death benefits generally to its full time employees, including to the Named Executive Officers. In the event of the death of a Named Executive Officer, the following payments and benefits would become payable in a lump sum to, or provided to, such Named Executive Officer’s estate (unless otherwise noted): (i) payment of six months’ base salary to the surviving spouse/dependents of the Named Executive Officer, (ii) with respect to equity awards granted on or after July 30, 2012, vesting of a portion of those awards that would have vested within the two years following the death of the Named Executive Officer but for such death, (iii) payout under the life insurance policy (with base coverage of 2 times base salary) pertaining to the Named Executive Officer, (iv) 12 months’ of continued health insurance coverage for the surviving spouse/dependents of the Named Executive Officer, and (v) a pro rata payment under the TOP based on the date of the Named Executive Officer’s death. The table below sets forth the value of the foregoing, assuming that the triggering event occurred on January 3, 2025 (except as otherwise indicated):

Name	Six months salary ($)	Aggregate market value of accelerated vesting of options, PRSUs and RSUs ($)	Life insurance ($) (2)	Health benefits ($) (3)	Pro rata bonus ($) (4)	Total ($) (5)
Robert G. Painter	475,000	27,939,024	1,100,000	21,968	3,347,714	32,883,706
Phillip Sawarynski	225,000	3,982,043	731,000	19,688	549,559	5,507,290
David G. Barnes	267,800	4,368,127	1,072,000	10,713	686,329	6,404,969
Ronald J. Bisio	230,000	4,675,203	900,000	21,968	545,642	6,372,813
Peter Large	225,000	2,803,489	900,000	19,126	432,480	4,380,095
Mark Schwartz	230,000	4,053,632	800,000	21,799	698,277	5,803,708
(1)The market value of the accelerated portion of the restricted stock units was calculated by using the closing price of the Company’s common stock at fiscal 2024 year end and current tracking at 2024 year end for performance awards. The market value of the accelerated portion of options was calculated by using the closing price of the Company's common stock at fiscal 2024 year end, less the exercise price of such options. The closing price of the Company's common stock at 2024 fiscal year end was $70.57.
(2)Life insurance payouts are based on the Named Executive Officer’s “benefit salary” which is defined as the Named Executive Officer’s base salary as of September 1st of the previous year. The life insurance payout is generally capped at a maximum amount of $1,100,000, which amount is reduced at a certain age of the insured.
(3)Health benefits reflect twelve months of COBRA premiums for the Named Executive Officer’s spouse and/or dependents, and are calculated as of fiscal year end using 2024 health plan rates.
(4)The bonus amount represents the amount of bonus accrued but unpaid at fiscal year end.
(5)Named Executive Officers are also entitled to additional death benefits due to a death caused by an accident while working for the Company or while traveling on Company business. Officers and vice presidents of the Company are entitled to an additional $500,000 if they die while traveling on Company business. An employee of the Company who dies in an accident while working for the Company will be entitled to receive an additional 2 times his or her base salary. Such amounts are not included in the table above.
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CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of all our employees, the annual total compensation of our President and Chief Executive Officer, Robert G. Painter, and the ratio of these two amounts.
We have determined the median of the annual total compensation of all our employees, excluding Mr. Painter, for 2024 to be $84,344. The annual total compensation of Mr. Painter, our CEO, was $18,938,871 for 2024, as reported in our “Summary Compensation Table.” The ratio of the annual total compensation of Mr. Painter to the median of the annual total compensation of all our employees was 224.5 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
For purposes of calculating the pay ratio set forth above, we used the following process to identify our median employee:
•We selected December 31, 2024, which is within the last three months of 2024, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner.
•We selected base salaries in effect as of December 31, 2024 and target incentive awards based on the period from January 1 through December 31, 2024 as the compensation measure to be used to compare the compensation of our employees.
•We used an employee population of 12,040 individuals, including 4,709 employees in the United States and 7,331 employees outside the United States. In determining this population, we considered the employees of our subsidiaries and all of our worldwide employees other than the CEO, whether employed on a full-time, part-time, or seasonal basis, except for our employees in Poland (294 employees), Ukraine (213 employees), Hungary (82 employees), South Africa (5 employees), Chile (4 employees), Slovakia (2 employees), and Turkey (1 employee), totaling 601 individuals. Such total was excluded pursuant to the de minimis exemption provided under Item 402(u), which permits a company to exclude up to 5% of its total employees who are located in countries outside the United States. We did not include any contractors or other non-employee workers in our employee population.
Having identified the median employee, we totaled all the elements of the employee’s annual total compensation for 2024 in accordance with the requirements of the applicable SEC rules, using the same methodology we use for our Named Executive Officers as set forth in our “Summary Compensation Table.”
Because the SEC rules for identifying the median of the annual total compensation of all our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as those companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
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PAY VERSUS PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO Named Executive Officers (“non-PEO NEOs”) and Company performance for the fiscal years listed below. The “compensation actually paid” amounts shown below are prepared in accordance with Item 402(v) of Regulation S-K.
Pay Versus Performance Table

Year	Summary Compensation Table total for PEO ($) (1)	Compensation actually paid to PEO ($) (2)	Average Summary Compensation Table total for non-PEO NEOs ($) (3)	Average compensation actually paid to non-PEO NEOs ($) (4)	Value of initial fixed $100 investment based on:		Net income (in millions) ($)	Annualized recurring revenue (in millions) ($) (6)
					Total shareholder return ($)	Peer group total shareholder return ($) (5)
2024	18,938,871	30,918,454	3,429,546	4,938,996	169	300	1,504.4	2,257.8
2023	14,954,642	15,018,601	2,790,762	2,373,641	128	219	311.3	1,982.3
2022	16,134,366	(8,517,884)	2,700,601	(1,963,061)	121	139	449.7	1,603.7
2021	13,956,821	27,444,349	3,551,936	9,812,718	209	194	492.7	1,409.1
2020	12,590,537	24,701,292	2,893,607	8,077,129	160	144	389.9	1,295.8
(1)The principal executive officer (“PEO”) of the Company for each year shown in the table was Robert G. Painter, the Company’s CEO.
(2)Following are the adjustments made to the summary compensation table totals to determine the amounts shown as compensation actually paid for the PEO in 2024 (dollars):

(A) Pension Plans—Present Value: Deduct the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans	N/A
(B) Pension Plans—Service Costs: Add the aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans	N/A
(C) Equity Awards
(1) Deduct the amounts reported in the Summary Compensation Table under “Stock Awards” and “Option Awards”:	-14,637,157
(i) Add the fair value as of the end of the year of all awards granted during the year that are outstanding and unvested as of the end of the year:	+18,473,616
(ii) Add the amount equal to the change as of the end of the year (from the end of the prior year) in fair value of any awards granted in any prior year that are outstanding and unvested as of the end of the year:	+7,658,650
(iii) Add, for awards that are granted and vest in the same year, the fair value as of the vesting date:	—
(iv) Add the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the year:	+487,861
(v) Subtract, for any awards granted in any prior year that fail to meet the applicable vesting conditions during the year, the amount equal to the fair value at the end of the prior year:	-3,387
(vi) Add the dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in the total compensation for the year:	—
Total adjustments:	+11,979,583
(3)The non-PEO NEOs for each year shown in the table were:

2024	2023	2022	2021	2020
David G. Barnes	David G. Barnes	David G. Barnes	David G. Barnes	David G. Barnes
Ronald J. Bisio	Ronald J. Bisio	Ronald J. Bisio	Steven W. Berglund	Steven W. Berglund
Peter Large	Peter Large	Jennifer Lin	Manolis E. Kotzabasakis	James Langley
Phillip Sawarynski	Jennifer Lin	Darryl R. Matthews	Darryl R. Matthews	Darryl R. Matthews
Mark Schwartz	Darryl R. Matthews	Manolis E. Kotzabasakis
James Langley
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(4)Following are the adjustments made to the average summary compensation table totals to determine the amounts shown as the average compensation actually paid to the non-PEO NEOs, with such amounts calculated as averages among the non-PEO NEOs:

(A) Pension Plans—Present Value: Deduct the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans	N/A
(B) Pension Plans—Service Costs: Add the aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans	N/A
(C) Equity Awards
(1) Deduct the amounts reported in the Summary Compensation Table under “Stock Awards” and “Option Awards”:	-2,377,469
(i) Add the fair value as of the end of the year of all awards granted during the year that are outstanding and unvested as of the end of the year:	+2,980,860
(ii) Add the amount equal to the change as of the end of the year (from the end of the prior year) in fair value of any awards granted in any prior year that are outstanding and unvested as of the end of the year:	+827,704
(iii) Add, for awards that are granted and vest in the same year, the fair value as of the vesting date:	—
(iv) Add the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of any awards granted in any prior year for which all applicable vesting conditions were satisfied at the end of or during the year:	+78,676
(v) Subtract, for any awards granted in any prior year that fail to meet the applicable vesting conditions during the year, the amount equal to the fair value at the end of the prior year:	-321
(vi) Add the dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in the total compensation for the year:	—
Total adjustments:	+1,509,450
(5)The peer group used for this data is the S&P 500 Information Technology Index, which is one of the peer groups used in the chart in Part II, Item 5 of the Company’s most recent Annual Report on Form 10-K.
(6)See Appendix A to this proxy statement for an explanation of annualized recurring revenue.
Important Financial Performance Measures
Following is a tabular list of the most important financial performance measures and metrics used to link executive compensation actually paid to the Named Executive Officers during the last fiscal year to Company performance.

Measure	Explanation
Annualized recurring revenue	See Appendix A for an explanation of annualized recurring revenue
Revenue	The Company’s revenue in a specified period
Operating income	The Company’s operating income in a specified period
Adjusted EBITDA	See Appendix A for an explanation of Adjusted EBITDA
Total shareholder return	The total shareholder return of the Company’s stock over a specified period
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Relationships to Compensation Actually Paid
The following chart shows the relationship between the amounts calculated as compensation actually paid, for the PEO and for the non-PEO NEOs (averaged) and each of the Company’s total shareholder return and the peer group total shareholder return based on an initial $100 investment.
The following chart shows the relationship between the amounts calculated as compensation actually paid, for the PEO and for the non-PEO NEOs (averaged), and the Company’s net income.
The following chart shows the relationship between the amounts calculated as compensation actually paid, for the PEO and for the non-PEO NEOs (averaged), and the Company’s annualized recurring revenue (ARR).

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ITEM 1
Election of Directors
A board of ten directors is to be elected at the Annual Meeting. The Board has nominated the following persons to be elected to serve as directors until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each nominee has consented to being named as such in this proxy statement and to serving on the Board if elected. Each nominee except Mr. Painter is independent under Nasdaq rules. A summary of the business experience and other information regarding each of the nominees is set forth above under “Directors—Nominees for Election”.

Name	Principal Occupation
James C. Dalton	Retired, U.S. Army Corps of Engineers
Börje Ekholm	President and Chief Executive Officer, Ericsson
Kaigham (Ken) Gabriel	Chief Executive Officer, Pitt BioForge
Meaghan Lloyd	Chief of Staff and Partner, Gehry Partners, LLP
Ronald S. Nersesian	Chair of the Board of Directors, Keysight Technologies
Robert G. Painter	President and Chief Executive Officer of the Company
Mark S. Peek	Executive Vice President, Workday
Kara Sprague	Chief Executive Officer, HackerOne
Thomas Sweet	Former Chief Financial Officer, Dell Technologies
Johan Wibergh	Former Chief Technology Officer, Vodafone
Vote Required
In an uncontested election of directors, such as this, our majority voting policy will apply. Under our majority voting policy, if any nominee for director receives a greater number of votes “withheld” than votes “for,” the nominee must tender his or her resignation to our Board within five days following the certification of the election results and, within 90 days following the date of the Annual Meeting, the remaining members of our Board shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. (In a contested election, directors of the Company would be elected by a plurality of the votes, under which the nominees receiving the highest number of “for” votes at the annual meeting would be elected as directors.)
Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but not in determining the outcome of the election of directors.
Holders of proxies solicited by this proxy statement will vote the proxies as directed or, if no direction is made, for the election of the Board’s ten nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the present Board to fill the vacancy.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the election of the above-named nominees to the Board of Directors.

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ITEM 2
Advisory Vote to Approve Executive Compensation (“Say on Pay”)
This proposal, commonly known as a “Say on Pay” proposal, is included as required pursuant to Section 14A of the Securities Exchange Act of 1934 to provide our stockholders with the opportunity to cast an advisory vote to approve the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. This proposal gives our stockholders the opportunity to approve, reject, or abstain from voting, with respect to our executive compensation program and policies and the compensation paid to the Named Executive Officers.
The Say on Pay vote is a non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers, as described in the “Compensation Discussion and Analysis” section later in this proxy statement, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. The Say on Pay vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board, or the Company’s compensation policies as they relate to risk management.
The Say on Pay vote allows our stockholders to express their opinions regarding the decisions of the People & Compensation Committee with respect to the 2024 compensation of the Named Executive Officers. Because the Say on Pay vote is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer, nor modify any terms of our existing compensation plans or awards. In addition, the Say on Pay vote will not be binding on, or overrule, any decisions by the Board. In addition, it will not create or imply any additional fiduciary duty on the part of the Board.
The Company is providing its stockholders with the opportunity to cast an advisory Say on Pay vote every year, until the next advisory vote on the frequency of such votes, which is expected to occur in 2029.
At the Company’s 2024 annual meeting of stockholders, 92.9% of the votes cast were in favor of the Say on Pay vote and our executive compensation program. In reviewing our executive compensation policies and practices since the vote, our Board and our People & Compensation Committee have been mindful of the level of support that our stockholders expressed for our approach to executive compensation.
Your advisory vote will serve as an additional tool to help guide the Board and the People & Compensation Committee in continuing to improve the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders. The People & Compensation Committee and the Board take into account the outcome of the vote as a part of their considerations in determining future compensation arrangements for our Named Executive Officers.
The Company and the Board believe that our compensation policies and practices for our Named Executive Officers are aligned with the long-term interests of our stockholders because our policies emphasize pay‑for‑performance, and our mix of short- and long-term incentives provides a balance between the Company’s short‑term goals and long-term performance. As such, the Board recommends that stockholders vote “For” the advisory approval of our compensation policies and practices as disclosed in this proxy statement.
Vote Required
Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of the majority of the shares voting on this proposal at the Annual Meeting via the internet or by proxy (abstentions and broker non-votes will not be counted in determining the outcome of this proposal).
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers.
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ITEM 3
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year ending January 2, 2026 (“fiscal 2025”). Previously, Ernst & Young LLP (“EY”) had served in this role. The dismissal of EY as the Company’s independent registered public accounting firm is discussed below, under “Other Information—Information Regarding Previous Independent Registered Public Accounting Firm.” The appointment of KPMG by the Audit Committee was made on April 25, 2025, effective as of that date.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2025. Although ratification of the appointment of KPMG is not required, we value the opinions of our stockholders and believe that stockholder ratification of the appointment is a good corporate governance practice. In the event that such stockholder ratification is not obtained, the Audit Committee will reconsider its selection.
The Company expects that a representative of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee is responsible for appointing, approving the plan for audit and related services and fees of, and overseeing the work of, the independent registered public accounting firm. The Audit Committee has established a pre-approval procedure for all audit and permissible other services to be performed by the independent registered public accounting firm. The pre‑approval policy requires that requests for services by the independent registered public accounting firm be submitted to the Company’s CFO for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services.
Vote Required
Ratification of the appointment of the Company’s independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares voting on this proposal at the Annual Meeting via the internet or by proxy (abstentions and broker non-votes will not be counted in determining the outcome, although since brokers have discretion to vote shares on routine matters for which no instruction was provided, we do not expect any broker non-votes on this proposal).
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of KPMG as the independent registered public accounting firm of the Company for fiscal 2025.
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OTHER INFORMATION
Information Regarding Previous Independent Registered Public Accounting Firm
As described under Item 3 above, the Audit Committee of the Board has appointed KPMG as the Company’s independent registered public accounting firm to audit the financial statements of the Company for fiscal 2025. Previously, EY had served in this role, including for fiscal 2024 and for the fiscal year ended December 29, 2023 (“fiscal 2023”). On and effective as of April 25, 2025, the Audit Committee approved the dismissal of EY as the Company’s independent registered public accounting firm.
The audit reports of EY on the Company’s financial statements as of and for fiscal 2024 and fiscal 2023 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During fiscal 2024 and fiscal 2023 and the subsequent interim period through April 25, 2025, there were (i) no “disagreements” (as described in Item 304(a)(1)(iv) of Regulation S-K) between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to EY’s satisfaction, would have caused EY to make reference thereto in its reports on the Company’s financial statements for such periods, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for certain material weaknesses as described in the Company’s Annual Reports on Form 10-K for fiscal 2024 and fiscal 2023, respectively.
During fiscal 2024 and fiscal 2023 and the subsequent interim period through April 25, 2025, neither the Company, nor anyone on behalf of the Company, consulted KPMG regarding: (i) the application of accounting principles to a specified transaction (either completed or proposed), or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).
Principal Accounting Fees and Services
The following table presents fees billed by EY for audit services and other services rendered for the audit of the Company’s annual financial statements for the last two fiscal years, and fees billed by EY for other services rendered during those periods (in thousands).

Category	Fiscal year ended January 3, 2025	Fiscal year ended December 29, 2023
Audit fees (1)	$8,739	$8,635
Audit-related fees (2)	2,270	504
Tax fees (3)
Tax compliance	260	320
Tax planning & tax advice	3,605	2,121
Total tax fees	$3,865	$2,441
All other fees	—	—
(1)Represents the audits of the Company’s annual financial statements, internal control over financial reporting; review of financial statements included in the Company’s quarterly reports on Form 10-Q; and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)Represents accounting consultations primarily for divestitures and resegmentation as well as the audit of the combined carve-out financial statements of the OneAg business of Trimble Inc.
(3)Represents various tax compliance and filing services with respect to U.S. and international tax matters, as well as tax planning advice related to acquisitions, divestitures, integration activities, and general matters.
Audit Committee Pre-Approval
All services performed by EY were approved by the Audit Committee. There were no services that were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) (relating to the approval of a de minimis amount of non‑audit services after the fact but before completion of the audit). The Audit Committee has concluded that the provision of the services listed above was compatible with maintaining EY’s independence.
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Audit Committee Report
The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that it is specifically incorporated by reference into a document filed under the Exchange Act or under the Securities Act of 1933.
The Audit Committee is a separately-designated standing committee of the Board, established in accordance with Section 3(a)(58)(A) of the Exchange Act, and operates under a written charter adopted by the Board. Among its other functions, the Audit Committee recommends to the Board, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.
The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. EY, the Company’s former independent registered public accounting firm, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with EY the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.
The Audit Committee has discussed with EY those matters required to be discussed, by the SEC and by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB). EY has provided the Audit Committee with the written disclosures and the letter required by the PCAOB. The Audit Committee has also discussed with EY its independence from management and the Company, and has also determined that EY’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of EY with respect to the Company and its management.
Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2025.
Submitted by the Audit Committee of the Company’s Board of Directors,

Kaigham (Ken) Gabriel	Mark S. Peek, Chair	Kara Sprague	Thomas Sweet
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Security Ownership
In the following tables, we have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, all shares of common stock subject to options, restricted stock units, or warrants held by that person that are exercisable within 60 days of the Record Date are counted as outstanding (but such shares are not counted as outstanding for purposes of computing the percentage ownership of any other person). To our knowledge, except as indicated in the footnotes to the tables below and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
The applicable percentage of share ownership in the tables is based on 238,582,419 shares of the Company’s common stock outstanding as of April 21, 2025, the Record Date.
Security Ownership of Certain Beneficial Owners
The following table sets forth the shares of the Company’s common stock beneficially owned as of the Record Date by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership (#)		Percent of Class
The Vanguard Group 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	29,213,603	(1)	12.2%
BlackRock, Inc. 50 Hudson Yards, New York, New York, 10001	19,423,674	(2)	8.1%
(1)The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group has shared voting power over 304,962 shares, sole dispositive power over 28,171,604 shares, and shared dispositive power over 1,041,999 shares.
(2)The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed with the SEC on January 26, 2024. BlackRock, Inc. has sole voting power over 17,544,185 shares and sole dispositive power over 19,423,674 shares . Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares but no one person’s interest in the shares is more than five percent of the total outstanding shares of the Company's common stock.
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Security Ownership of Management
The following table sets forth the shares of the Company’s common stock beneficially owned as of the Record Date (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this proxy statement; and (iii) all directors and executive officers of the Company, as a group.

Name and Address (1)	Amount and Nature of Beneficial Ownership (#) (2)		Percent of Class (%)
David G. Barnes	62,630	(3)	*
Ronald J. Bisio	109,421	(4)	*
James C. Dalton	15,114	(5)	*
Börje Ekholm	61,634	(5)	*
Kaigham (Ken) Gabriel	29,402	(5)	*
Peter Large	29,294	(6)	*
Meaghan Lloyd	53,119	(5)	*
Ronald S. Nersesian	12,327	(5)	*
Robert G. Painter	672,248	(7)	*
Mark S. Peek	92,517	(5)	*
Phillip Sawarynski	34,427	(8)	*
Mark Schwartz	35,749	(9)	*
Kara Sprague	6,810	(5)	*
Thomas Sweet	19,001	(5)	*
Johan Wibergh	36,792	(5)	*
All directors and executive officers as a group (17 persons)	1,293,645	(10)	*
  *    Indicates less than 1%.
(1)The business address of each of the persons named in this table is: c/o Trimble Inc, 10368 Westmoor Dr, Westminster, CO 80021.
(2)As indicated in specific footnotes below, these numbers include shares subject to options, RSUs and PRSUs that are vested or scheduled to vest within 60 days of the Record Date. The number of shares that will vest for performance-based awards was calculated using target levels of performance.
(3)Includes 16,816 unissued shares that are vested or scheduled to vest within 60 days of the Record Date.
(4)Includes 14,108 unissued shares that are vested or scheduled to vest within 60 days of the Record Date.
(5)Includes 4,952 unissued shares that are vested or scheduled to vest within 60 days of the Record Date.
(6)Includes 9,914 unissued shares that are vested or scheduled to vest within 60 days of the Record Date.
(7)Includes 320,867 unissued shares that are vested or scheduled to vest within 60 days of the Record Date.
(8)Includes 4,423 unissued shares that are vested or scheduled to vest within 60 days of the Record Date.
(9)Includes 12,098 unissued shares that are vested or scheduled to vest within 60 days of the Record Date.
(10)Includes a total of 420,759 unissued shares that are vested or scheduled to vest within 60 days of the Record Date. Does not include any shares held by Mr. Barnes, who was no longer an executive officer at the Record Date.
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Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers and directors, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities during the fiscal year ended January 3, 2025, file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC, and to furnish the Company with copies of such reports. To the Company’s knowledge, based on its review of such forms received by the Company, all such filing requirements were complied with on a timely basis during the fiscal year ended January 3, 2025.
Equity Compensation Plan Information
The following table sets forth certain information, as of January 3, 2025, regarding the Company’s equity compensation plans. The Company does not have any equity compensation plans that were not approved by security holders. For a complete description of the Company’s equity compensation plans, please see Note 14 to the Company’s audited consolidated financial statements for the fiscal year ended January 3, 2025, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 25, 2025.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Plan Category	(Column A)	(Column B)	(Column C)
Equity compensation plans approved by security holders	5,980,714 (1)	$50.54 (2)	21,811,556 (3)
(1)Reflects the number of shares underlying outstanding stock options (613,104 shares), shares issuable upon the vesting of RSUs (4,265,524 shares), and shares issuable upon the vesting of PRSUs based on the target number of shares to be issued under the awards (1,102,086 shares). If the PRSUs were to vest at the maximum payout, an additional 944,040 shares would be issued upon vesting.
(2)The weighted-average exercise price relates to the outstanding stock options included in column (A).
(3)Consists of 17,922,538 shares available for issuance under the 2002 Stock Plan and 3,889,018 shares available for issuance under the Employee Stock Purchase Plan.
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GENERAL INFORMATION
Information Concerning Solicitation and Voting
Record Date and Shares Outstanding
Stockholders of record at the close of business on April 21, 2025, the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 238,582,419 shares of common stock, $0.001 par value. A list of stockholders entitled to vote at the Annual Meeting is expected to be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/TRMB2025 by using the 16-digit control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email.
Proxies and Revocability
The proxy card provided in conjunction with this proxy statement grants the proxy holder discretionary authority to vote on any matter properly raised at the Annual Meeting.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attn: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the internet) or by attending the virtual meeting and voting live via the internet at www.virtualshareholdermeeting.com/TRMB2025. Attendance at the meeting will not, by itself, revoke a proxy.
Solicitation of Proxies
The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to solicit proxies, for which services the Company has agreed to pay approximately $9,000 as well as a solicitation charge per stockholder in the event individual holders are solicited. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, or facsimile.
Voting
Each share of common stock outstanding on the Record Date is entitled to one vote on all matters. An automated system administered by the Company’s agent tabulates the votes.
Abstentions and broker non-votes are each included in the determination of the presence or absence of a quorum at the Annual Meeting. The required quorum is a majority of the shares outstanding on the Record Date. Abstentions and broker non-votes will be taken into account only for purposes of determining whether a quorum is present, and will not be taken into account in determining the outcome of any of the items submitted to a vote of the stockholders.
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting power with respect to that item and has not received instructions with respect to that item from the beneficial owner, despite voting on at least one other item for which it does have discretionary authority or for which it has received instructions. If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, under the rules that govern brokers who are record owners of shares that are held in street name for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Item 3 is a routine matter. Items 1 and 2 are non-routine matters.
The vote required for approval of each of the proposals is set forth under each proposal.
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Voting via the Internet or by Telephone
Stockholders may vote by submitting proxies electronically either via the internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a stockholder’s name or are held in the name of a brokerage firm or bank.
In order to allow individual stockholders to vote their shares and to confirm that their instructions have been properly recorded, the internet and telephone voting procedures have been designed to authenticate each stockholder’s identity. If you submit a proxy via the internet or by telephone, you do not need to return your proxy card.
Voting During the Virtual Annual Meeting
You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/TRMB2025. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.
We will have technicians ready to assist you with any technical difficulties you may have while accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co. Inc., you are considered to be the registered stockholder with respect to those shares. A notice for registered stockholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered stockholders have the right to vote live via the internet at www.virtualshareholdermeeting.com/TRMB2025.
If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial stockholder of those shares. A notice for beneficial stockholders was forwarded to you together with voting instructions. In order to vote via the internet at the Annual Meeting, beneficial stockholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote live via the internet at www.virtualshareholdermeeting.com/TRMB2025.
Internet Availability of Proxy Materials
Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. As a result, on or about April 30, 2025, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report on Form 10-K. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the internet or by telephone, but is not a proxy card and cannot be used to vote your shares.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help minimize the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
Deadline for Receipt of Stockholder Proposals for 2026 Annual Meeting
Stockholders are entitled to present proposals for action at future stockholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.
Proposals of stockholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2026 annual meeting of stockholders must be received by the
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Company at its principal executive offices (Attn: Corporate Secretary – Stockholder Proposals, Trimble Inc. at 10368 Westmoor Dr, Westminster, CO 80021) no later than December 31, 2025. Stockholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a stockholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.
Stockholders who wish to offer proposals at the Annual Meeting must send notice to the Company with information concerning the proposal, the stockholder giving such notice, and any beneficial owner on whose behalf the proposal is made, as specified in the Company’s bylaws, which notice in order to be timely must be received by the Company not earlier than February 17, 2026 and not later than March 19, 2026, except if the annual meeting for 2026 is called for a date earlier than May 18, 2026 or later than July 17, 2026, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2026 is mailed or the date the Company announces the date of the annual meeting for 2026, whichever occurs first. The proxy holders for the Company’s 2026 annual meeting of stockholders will have the discretionary authority to vote against any stockholder proposal that is not timely if it is properly raised at such annual meeting, even though such stockholder proposal is not discussed in the Company’s proxy statement related to that stockholder meeting.
Stockholders who wish to nominate one or more candidates for election as a director must send notice to the Company with the information and undertakings concerning the nominee, the stockholder giving such notice, and any beneficial owner on whose behalf the nomination is made, as specified in the Company’s bylaws, which notice in order to be timely must be received by the Company not earlier than February 17, 2026 and not later than March 19, 2026, except if the annual meeting for 2026 is called for a date earlier than May 18, 2026 or later than July 17, 2026, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2026 is mailed or the date the Company announces the date of the annual meeting for 2026, whichever occurs first.
The Company’s bylaws also allow eligible stockholders to nominate a candidate for election as a director in accordance with the “proxy access” provisions of the bylaws, which permit a nominating group of up to 20 stockholders owning 3% or more of our common stock continuously for at least three years to nominate director candidates constituting up to the greater of (i) 20% of the number of directors in office on December 31, 2025 or (ii) two directors; provided that the stockholder (or group) and each nominee satisfy the requirements specified in the Company’s bylaws. Eligible stockholders who wish to nominate a candidate or candidates for inclusion in the proxy statement and form of proxy related to the Company’s 2026 annual meeting of stockholders in accordance with such “proxy access” provisions must send notice to the Company in compliance with the requirements set forth in its bylaws, which must be received by the Company not earlier than December 1, 2025 and not later than December 31, 2025.
Additional Information
Eliminating Duplicate Mailings (“Householding”)
As permitted by the Securities Exchange Act of 1934, we may deliver only one notice or one paper copy of this proxy statement to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the notice or the paper version of the proxy statement, respectively, as applicable. Stockholders that reside at the same address and receive multiple copies of the notice of the paper version of the proxy statement may request delivery of only one copy of the notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.
The Company will promptly deliver, upon oral or written request, a separate copy of the notice or this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices (listed below), Attention: Investor Relations.
Annual Report on Form 10-K
The Company’s Annual Report on Form 10-K for fiscal 2024 is available, along with this proxy statement, at the Company’s web site at investor.trimble.com/annuals-and-proxies. A printed copy may be obtained by sending a written request to the Company at its principal executive offices (listed below), Attention: Investor Relations.
Proxy Statement for the 2025 Annual Meeting of Stockholders | Trimble 69

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Principal Executive Offices
The Company’s principal executive offices are located at 10368 Westmoor Dr, Westminster, CO 80021. The telephone number at that address is (720) 887-6100.
Information Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.
Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business strategy, our sustainability and corporate governance goals, commitments, and strategies, and our executive compensation program. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks, uncertainties, and other important factors that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.
70 Trimble | Proxy Statement for the 2025 Annual Meeting of Stockholders

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APPENDIX A
Reconciliation of GAAP to Non-GAAP Financial Measures
This proxy statement contains information regarding financial measures that are not calculated in accordance with GAAP. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in this proxy statement, and the adjustments to comparable GAAP measures, are set forth below:
Non-GAAP gross margin
We define Non-GAAP gross margin as GAAP gross margin, excluding the effects of amortization of purchased intangible assets, acquisition/divestiture items, stock-based compensation, deferred compensation, and restructuring and other costs. We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions, and manufacturing costs influence our business.
Non-GAAP operating income
We define Non-GAAP operating income as GAAP operating income, excluding the effects of amortization of purchased intangible assets, acquisition/divestiture items, stock-based compensation, deferred compensation, and restructuring and other costs. We believe our investors benefit by understanding our non-GAAP operating income trends, which are driven by revenue, gross margin, and spending.
Non-GAAP net income
We define Non-GAAP net income as GAAP net income, excluding the effects of amortization of purchased intangible assets, acquisition/divestiture items, stock-based compensation, restructuring and other costs, and non-GAAP tax adjustments. This measure provides a supplemental view of net income trends, which are driven by non-GAAP income before taxes and our non-GAAP tax rate.
Non-GAAP diluted net income per share
We define Non-GAAP diluted net income per share as GAAP diluted net income per share, excluding the effects of amortization of purchased intangible assets, acquisition/divestiture items, stock-based compensation, restructuring and other costs, and non-GAAP tax adjustments. We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the Company.
Adjusted EBITDA
We define Adjusted EBITDA as non-GAAP operating income plus depreciation expense, cloud computing amortization, and income from equity method investments, net, excluding our proportionate share of items such as goodwill impairment, amortization of purchased intangibles, stock-based compensation, and restructuring costs. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is a performance measure that we believe offers a useful view of the overall operations of our business because it facilitates operating performance comparisons by removing potential differences caused by variations unrelated to operating performance, such as capital structures (interest expense), income taxes, depreciation, and amortization of purchased intangibles and cloud computing costs.

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GAAP TO NON-GAAP RECONCILIATION (dollars in millions, except per share data) (unaudited)
	Years
	2024		2023

	Dollar	% of	Dollar	% of
(In millions, except per share amounts)	Amount	Revenue	Amount	Revenue
REVENUE:
GAAP revenue:	$3,683.3		$3,798.7
GROSS MARGIN:
GAAP gross margin:	$2,396.3	65.1%	$2,332.8	61.4%
Amortization of purchased intangible assets	93.3		108.7
Acquisition / divestiture items	—		0.5
Stock-based compensation / deferred compensation	17.4		15.0
Restructuring and other costs	3.6		(0.1)
Non-GAAP gross margin:	$2,510.6	68.2%	$2,456.9	64.7%
OPERATING INCOME:
GAAP operating income:	$460.7	12.5%	$448.8	11.8%
Amortization of purchased intangible assets	199.0		212.3
Acquisition / divestiture items	81.6		72.4
Stock-based compensation / deferred compensation	163.5		151.1
Restructuring and other costs	32.4		50.1
Non-GAAP operating income:	$937.2	25.4%	$934.7	24.6%
NET INCOME:
GAAP net income:	$1,504.4	40.8%	$311.3	8.2%
Amortization of purchased intangible assets	199.0		212.3
Acquisition / divestiture items	(1,606.9)		35.9
Stock-based compensation	158.6		145.3
Restructuring and other costs	96.5		51.4
Non-GAAP tax adjustments	352.8		(92.5)
Non-GAAP net income:	$704.4	19.1%	$663.7	17.5%
DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share:	$6.09		$1.25
Amortization of purchased intangible assets	0.80		0.85
Acquisition / divestiture items	(6.50)		0.14
Stock-based compensation	0.64		0.58
Restructuring and other costs	0.39		0.21
Non-GAAP tax adjustments	1.43		(0.37)
Non-GAAP diluted net income per share:	$2.85		$2.66
ADJUSTED EBITDA:
GAAP operating income:	$460.7	12.5%	$448.8	11.8%
Amortization of purchased intangible assets	199.0		212.3
Acquisition / divestiture items	81.6		72.4
Stock-based compensation	163.5		151.1
Restructuring and other costs	32.4		50.1
Non-GAAP operating income:	937.2	25.4%	934.7	24.6%
Depreciation expense and cloud computing amortization	49.3		46.9
Income from equity method investments, net	13.9		28.1
Adjusted EBITDA:	$1,000.4	27.2%	$1,009.7	26.6%

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Organic revenue growth
Organic revenue growth is a non-GAAP measure that refers to revenue excluding the impacts of (i) foreign currency translation, and (ii) acquisitions and divestitures that closed in the prior 12 months. We believe organic revenue growth provides useful information in evaluating the results of our business because it excludes items that are not indicative of ongoing performance or impact comparability with the prior year.

2024
Change versus 2023	Change

Change in revenue	(3)%
Acquisitions	2%
Divestitures	(10)%
Organic growth	5%
Annualized Recurring Revenue (ARR)
ARR represents the estimated annualized value of recurring revenue. ARR is calculated by taking our subscription and maintenance and support for the current quarter and adding the portion of the contract value of all our term licenses attributable to the current quarter, then dividing that sum by the number of days in the quarter and then multiplying that quotient by 365. Organic ARR refers to annualized recurring revenue excluding the impacts of (i) foreign currency translation, and (ii) acquisitions and divestitures that closed in the prior 12 months. ARR and organic ARR should be viewed independently of revenue and deferred revenue as they are performance measures and are not intended to be combined with or to replace either of those items.

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Trimble

Trimble Inc.
c/o EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/16/2025 for shares held directly and by 11:59 P.M. ET on 06/12/2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/16/2025 for shares held directly and by 11:59 P.M. ET on 06/12/2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 James C. Dalton	02 Borje Ekholm	03 Kaigham (Ken) Gabriel	04 Meaghan Lloyd	05 Ronald S. Nersesian
06 Robert G. Painter	07 Mark S. Peek	08 Kara Sprague	09 Thomas Sweet	10 Johan Wibergh

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	Advisory vote to approve executive compensation	☐	☐	☐
3	Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2025	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000678301_1 R1.0.0.2

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Trimble

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Form 10K/ Annual Report, is/are available at www.proxyvote.com .

TRIMBLE INC.
Annual Meeting of Stockholders
June 17, 2025 at 5:00 p.m. Mountain time
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Robert G. Painter and Jennifer Allison, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Trimble Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/TRMB2025 on June 17, 2025 at 5:00 p.m. Mountain time, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000678301_2 R1.0.0.2